[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]



                 LICENSE, DEVELOPMENT AND DISTRIBUTION AGREEMENT

        THIS LICENSE, DEVELOPMENT AND DISTRIBUTION AGREEMENT is made and entered into this 20th day of September, 2002, by and between VYTERIS, INC. ("VYTERIS"), a Delaware corporation, and B.BRAUN MEDICAL INC. ("B.BRAUN"), a Pennsylvania corporation.

                                   BACKGROUND

        A. Vyteris is engaged in the business of, among other things, the manufacture and development of novel transdermal drug delivery systems.

        B. (i) Vyteris is the owner or licensee of certain patent and related intellectual property rights that pertain to, among other things, a transdermal lidocaine delivery system and possesses the manufacturing facilities to produce such transdermal lidocaine delivery system; and (ii) B.Braun possesses the facilities and ability to distribute such transdermal lidocaine delivery system.

        C. B.Braun desires to obtain from Vyteris, and Vyteris desires to grant to B.Braun, exclusive worldwide distribution rights and certain license rights to (i) use the patent and related intellectual property rights pertaining to such transdermal lidocaine delivery system, and (ii) market, sell and distribute such transdermal lidocaine delivery system, all of the foregoing on the terms and subject to the conditions contained in this Agreement.

                              TERMS AND CONDITIONS

        NOW, THEREFORE, in consideration of the premises and covenants contained herein, and intending to be legally bound, it is hereby agreed as follows:

        SECTION 1. GENERAL PROVISIONS; DEFINITIONS.

        1.1 INTERPRETATIONS OF AGREEMENT. Unless expressly provided otherwise in this Agreement or unless the context requires otherwise:

        (a) This Agreement has been jointly negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against either party.

        (b) The gender includes the neuter, feminine and masculine and the number includes the singular and the plural.

        (c) Any references to parties, Sections, Exhibits or Schedules shall be to the parties hereto and the relevant Sections, Exhibits or Schedules of this Agreement, as appropriate.

        (d)     The word "OR" is inclusive and shall also mean "AND."

        (e) The words "HEREIN," "HEREOF" and "HEREUNDER" and other words of similar import refer to this Agreement as a whole and not to any particular Section of this Agreement.

        (f) The words "INCLUDES" and "INCLUDING" shall mean by way of example and not by way of limitation.

        (g) References in this Agreement to provisions of this Agreement refer to the terms, conditions and covenants contained in this Agreement taken as a whole.

        1.2 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings hereinafter set forth in this Section 1.2:

                "ADR" shall mean, collectively, the regulations pertaining to the postmarketing reporting of adverse drug experiences codified in Title 21,
Section 314.80 of the CFR.

                "AFFILIATE" shall mean, with respect to any applicable Person, any Person which is, directly or indirectly owned, controlled by, under common control with, or controlling such Person.

                "AGENCY" and "AGENCIES" shall mean, individually or collectively, as appropriate, any applicable governmental regulatory authority or all applicable governmental regulatory authorities involved in regulating or granting approval or clearance for the manufacture, marketing, sale and/or distribution of the Products (including, without limitation, the FDA).

                "AGREEMENT" shall mean this License, Development and Distribution Agreement, together with all Exhibits hereto, and any amendments, restatements, modifications or supplements hereof or hereto.

                "AVERAGE SELLING PRICE" shall mean for and with respect to any applicable Measurement Period, the average price at which the disposable iontophoretic patch Products described in EXHIBIT 1.2(H) is sold by B. Braun and its Affiliates to end user customers in the USA Territory.

                "BANKRUPTCY CODE" shall mean the United States Bankruptcy Code, Title 11 of the United States Code, as amended, or any successor law thereto, and any rules promulgated in connection therewith.

                "BBM AG" shall mean B.Braun Melsungen AG, the parent company of B.Braun.

                "B.BRAUN" shall have the meaning ascribed to it in the heading of this Agreement.

                "B.BRAUN NET SALES REPORT" shall have the meaning ascribed to it in Section 3.5(b) hereof.

                "B.BRAUN PARTIES" shall have the meaning ascribed to it in
Section 6.1(b) hereof.

                "B.BRAUN REVENUE SHARE PAYMENT" shall have the meaning ascribed to it in Section 3.5(a) hereof.

                "B.BRAUN REVENUE SHARE PERCENTAGE" shall mean: [*]

                "B.BRAUN REVENUE SHARE PERCENTAGE ADJUSTMENT" shall mean have the meaning assigned to it in Section 3.5(e) hereof.

                "BD&C" shall mean Becton, Dickinson and Company, a New Jersey corporation, from which Vyteris has been granted the License Rights.

                "BD&C LICENSE AGREEMENT" shall mean the Transaction Agreement dated as of November 10, 2000 among BD&C, Spencer Trask Specialty Group, LLC, Spencer Trask Ventures, Inc. and Vyteris, as licensee, pursuant to which BD&C granted the License Rights to Vyteris.

                "CFR" shall mean the Code of Federal Regulations, as in effect from time to time.

                "CGMP" shall mean current good manufacturing practice for finished pharmaceuticals as set forth in Title 21, Parts 210 and 211 of the CFR.

                "CHANGE IN CONTROL TRANSACTION" shall mean, with respect to Vyteris, the occurrence of any of the following events: (i) a merger, consolidation or other reorganization involving Vyteris or its parent in which Vyteris or its parent, as the case may be, is not the surviving entity; (ii) the occurrence of a Liquidity Event; (iii) any Person or "GROUP" (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the "BENEFICIAL OWNER" (as defined in Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "BENEFICIAL OWNERSHIP" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the issued and outstanding voting capital stock of Vyteris normally entitled to vote in the election of directors of Vyteris; (iv) during any consecutive two (2) year period, individuals who at the beginning of such period constituted the Board of Directors of Vyteris (together with any new directors whose election by the stockholders of Vyteris was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Vyteris then in office; or (v) a sale, exchange, transfer or other disposition, whether voluntary or involuntary, to another Person of all or substantially all (A) the assets of Vyteris or (B) the assets relating to the manufacture, marketing, sale or distribution of the Products; PROVIDED, HOWEVER, for purposes of clause (v) of this definition, "sale, exchange, transfer or other disposition" shall not include (1) the Permitted Encumbrance, or (2) the granting by Vyteris of a lien, security interest, pledge or other encumbrance in favor of a bona-fide lender as security for indebtedness for borrowed money of Vyteris to such lender so long as Vyteris complies with the provisions of Section 2.2(a)(ix) hereof.

                "CLAIM" shall have the meaning ascribed to it in Section 6.1(b) hereof.

                "COMMERCIAL START DATE" shall mean the first to occur of: (a) the date of the first commercial sale of the Product by B.Braun or its Affiliates to a third party in the USA Territory for commercial use with humans; or (b) ninety (90) days after (i) Vyteris has the obtained the necessary Agency approvals and clearances for the manufacture, marketing, distribution and/or sale of the Products in the USA Territory and (ii) an authorized officer of Vyteris shall have delivered a written certification to B.Braun indicating that Vyteris is able to manufacture and supply Products to B.Braun pursuant to and in accordance with the provisions of Section 3 hereof.

                "COMMON STOCK" shall mean shares of common stock of Vyteris, having a par value of $.0001 per share, established under and pursuant to the Certificate of Incorporation of Vyteris in effect as of the date hereof.

                "COMPETITIVE PRODUCT" shall mean, collectively, any transdermal topical anesthesia product, the primary purpose of which is to prevent or eliminate pain resulting from dermal penetration or incision.

                "CONFIDENTIAL INFORMATION" shall mean and include, collectively, all intellectual property such as, but not limited to, algorithms, approvals, certifications, chemical compounds, conceptual expressions, copyrights, data, designs, developments, formulae, ideas, improvements, inventions, know-how, patent applications, and all related foreign applications, continuations, continuations-in-part and divisional applications, prototypes, supply sources, tests and test results and trade secrets, as well as any and all information that is received by either party hereto (which, for purposes of this definition and the provisions of Section 7.2 hereof, shall be referred to herein as the "RECEIVING PARTY") from the disclosing party hereto (which, for purposes of this definition and the provisions of Section 7.2 hereof, shall be referred to herein as the "DISCLOSING PARTY"), that is designated by the disclosing party as confidential and, if in written form or otherwise embodied in a tangible article, is marked "CONFIDENTIAL" or is designated as being confidential in writing by the disclosing party within thirty (30) days of the disclosing party's disclosure to the receiving party, or if disclosed orally is confirmed to be confidential in a writing marked "CONFIDENTIAL" by the disclosing party within thirty (30) days from the date of such oral disclosure; PROVIDED, HOWEVER, notwithstanding the foregoing, Confidential Information shall not include information of the type described in Section 7.2(c) hereof.

                "CONTRACT YEAR" shall mean the period beginning on the first day of the first calendar month after the Commercial Start Date and continuing until the last day of the twelfth (12th) calendar month thereafter (i.e. the first Contract Year) and each subsequent twelve (12) calendar month period during the Term.

                "CONTRACTED CUSTOMER" shall have the meaning ascribed to it in
Section 6.4(c).

                "DEFAULT" shall have the meaning ascribed to it in Section 6.3(b) hereof.

                "DELIVERY DATE" shall mean the date on which the Products are received by B.Braun at the United States facility designated by B.Braun in a purchase order submitted pursuant hereto.

                "DEVELOPMENT PLAN" shall mean a description of the work to be performed by Vyteris in connection with, among other things, the development of the Products (including, without limitation, the preparation and submission of the NDA Filing and the 510(k) Filing) and the obtaining of all Agency approvals and clearances for the manufacture, marketing, distribution and/or sale of the Products in the USA Territory, all as described on EXHIBIT "1.2(A)" attached hereto and made a part hereof, which Development Plan may be modified and amended from time to time upon the mutual written agreement of the parties hereto.

                "DOLLARS" and "$" shall mean Dollars in lawful currency of the USA.

                "EFFECTIVE DATE" shall mean the date of this Agreement.

                "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                "EXCUSABLE DEVELOPMENT FAILURE" shall mean any failure by Vyteris to perform any of the Product development obligations set forth in the Development Plan within the time period required thereby that is directly attributable to: (i) normal and customary delays encountered by Vyteris in connection with its efforts to obtain all Agency approvals required in order to manufacture, market, sell and distribute Products in the USA, provided that Vyteris has exercised reasonable diligence in connection therewith including, without limitation delays associated with (A) responding to questions, comments and inquiries from the FDA with respect to the NDA Filing, and (B) receipt of the FDA's response to the NDA Filing that are not caused by Vyteris; or (ii) a fact or circumstance beyond the direct control of Vyteris and not within the reasonable contemplation of Vyteris as of the Effective Date or addressed in the Development Plan; PROVIDED, HOWEVER, an Excusable Development Failure shall not include a failure by Vyteris to perform Product development obligations resulting from Vyteris having insufficient capital, whether equity or debt, to perform such obligations.

                "EXCUSABLE SUPPLY FAILURE" shall have the meaning ascribed to it in Section 6.3(b)(i) hereof.

                "EXCUSABLE SUPPLY FAILURE NOTICE" shall have the meaning ascribed to it in Section 6.3(b)(i) hereof.

                "FDA" shall mean the United States Food and Drug Administration, and any successor agency.

                "FDCA" shall mean the Federal Food, Drug and Cosmetic Act, as amended from time to time.

                "510(K) CLEARANCE" shall mean the FDA cleared 510(k) Filing and all modifications, amendments or supplements thereto.

                "510(K) FILING" shall mean the premarket notification submitted to the FDA for and with respect to the Product, including any and all information and documents included therein, attached thereto or incorporated by reference therein, as well as all correspondence to and/or from the FDA related thereto.

                "FORCE MAJEURE EVENT" shall have the meaning ascribed to it in
Section 7.3(a) hereof.

                "FOREIGN SHORTFALL AMOUNT" shall have the meaning ascribed to it in Section 3.1(e) hereof.

                "FOREIGN TERRITORY" shall mean, collectively, the territory comprising the entire world, other than the USA Territory.

                "INDUSTRIAL PROPERTY" shall mean and include, collectively, all intellectual property rights (whether or not patented or patentable) such as, but not limited to, algorithms, approvals, certifications, chemical compounds, conceptual expressions, copyrights, data, designs, formulae, ideas, improvements, inventions, know-how (whether or not publicly known or a trade secret), patents and patent applications (including the Patent Rights), prototypes, supply sources, tests and test results, ETC., together with that portion of all media (whether in human or machine readable form) containing any expression of such intellectual property rights, which directly or indirectly relate to the development, registration, manufacture or use of the Products.

                "KNOWLEDGE" shall mean, when used in reference to Vyteris under
Section 5.1 hereof, the actual knowledge of those officers, directors and other members of the management of Vyteris identified on EXHIBIT "1.2(B)" attached hereto and made a part hereof, based on reasonable inquiry of the officers, directors, employees, outside accountants, attorneys and institutional investors of Vyteris.

                "LICENSED PROPERTY" shall mean, collectively, (i) the Patent Rights, (ii) the License Rights, (iii) the Technology, and (iv) the NDA, the NDA Filing, the 510(k) Clearance, and the 510(k) Filing.

                "LICENSE RIGHTS" shall mean, collectively, the exclusive license rights granted by BD&C to Vyteris under the BD&C License Agreement with respect to BD&C's patent application Serial No. 09/584,453, "MEDICAMENT-LOADED TRANSDERMAL RESERVOIR AND METHOD FOR ITS FORMULATION," and any corresponding foreign patents and patent applications claiming priority thereto, which License Rights are more fully described on EXHIBIT "1.2(C)" attached hereto and made a part hereof.

                "LIQUIDITY EVENT" shall mean, collectively, any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Vyteris or other similar event.

                "MARKETING PLAN" shall mean a description of the work to be performed by B.Braun in connection with its efforts to market and sell the Products in the USA Territory, all as described on EXHIBIT "1.2(D)" attached hereto and made a part hereof, which Marketing Plan may be modified and amended from time to time upon the mutual written agreement of the parties hereto or at the request of B.Braun and with the consent of Vyteris (such consent not to be unreasonably withheld).

                "MDR" shall mean the medical device reporting regulations codified in Title 21, Part 803 of the CFR.

                "MEASUREMENT PERIOD" shall mean, for purposes of the B.Braun Revenue Share Percentage Adjustment provisions of Section 3.5(e) hereof, (i) each and every three (3) month period during the first and second Contract Years (commencing wih the initial three (3) month period during the first Contract
Year) and (ii) each and every six (6) month period during each subsequent Contract Year (commencing with the initial six month period during the third Contract Year).

                "MILESTONE PAYMENT" shall mean the payment required to be made by B.Braun to Vyteris pursuant to Section 2.3(a) hereof.

                "MINIMUM AVERAGE SELLING PRICE" shall mean, for and with respect to any Measurement Period, [*]

                "MINIMUM DISTRIBUTION EFFORT" shall have the meaning ascribed to it in Section 2.1(c) hereof.

                "MINIMUM PRODUCT PURCHASE REQUIREMENTS" shall mean, [*]

                "NDA" shall mean the NDA Filing, in the form approved by the FDA, and all modifications, amendments or supplements thereto.

                "NDA FILING" shall mean, collectively, (i) the new drug application submitted to the FDA for and with respect to the Product, including any and all amendments, supplements, post-marketing data, and other information and documents included therein, attached thereto or incorporated by reference therein, as well as all correspondence to and/or from the FDA, related thereto and (ii) any and all individual investigational new drug applications filed with the FDA, together with all submissions, amendments and supplements to the FDA, all data generated thereunder and all correspondence to and/or from the FDA related thereto.

                "NET SALES" shall mean, collectively, for any applicable period,
(i) the aggregate amount collected by either applicable party hereto or its Affiliates in connection with the sale of the disposable iontophoretic patch Products by such party (exclusive of sales made by such party to its Affiliates for resale, which, upon resale, shall be included in Net Sales of such party hereunder), LESS (ii) freight, special packaging and duties, sales, use, excise, value added and other taxes (except for taxes based upon the net income of such party) and reasonable and customary discounts, rebates, chargebacks, administrative fees paid to group purchasing organizations, returns and allowances given or taken, as appropriate, related to such sales of the disposable iontophoretic patch Products by such party and its Affiliates.

                [*] shall have the meaning ascribed to it in Section 7.1(a) hereof.

                "PATENT RIGHTS" shall mean, all issued U.S. and foreign patents, pending U.S. and foreign patent applications of Vyteris or its Affiliates (or in which Vyteris or its Affiliates have any right, title or interest) and any U.S. or foreign patent applications hereinafter filed by Vyteris or its Affiliates (or in which Vyteris or its Affiliates have any right, title or interest) relating in any way, directly or indirectly, to the Products or the methods of use of the Products, including any continuations, continuations-in-part, divisionals, extensions, reexaminations, reissues or renewals thereof. Patent Rights shall include, without limitation, the United States and foreign patents and patent applications set forth on EXHIBIT "1.2(F)" attached hereto.

                "PERMITTED ENCUMBRANCE" shall have the meaning ascribed to it in
Section 5.1(d) hereof.

                "PERSON" shall mean, collectively, an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, or any other legal entity.

                "PHARMANET" shall mean Pharmanet Inc., a corporation that is an independent clinical organization serving as agent for Vyteris in connection with regulatory and other submissions to the FDA with respect to the Products.

                "PPM" shall mean the Private Placement Memorandum dated as of March 4, 2002 prepared by Spencer Trask Ventures, Inc. on behalf of Vyteris with respect to the issuance by Vyteris of Series C Convertible Preferred Stock therein described, a true, correct and complete copy of which has heretofore been furnished to B.Braun.

                "POST-TERMINATION PERIOD" shall have the meaning ascribed to it in Section 6.4(c) hereof.

                "PRICING SCHEDULE" shall mean the pricing schedule for the sale of the Products by Vyteris to B.Braun hereunder as set forth on EXHIBIT "1.2(G)" attached hereto and made a part hereof.

                "PRIMARY FOREIGN TERRITORY MARKETS" shall have the meaning ascribed to it in Section 2.1(c) hereof.

                "PRODUCT" and "PRODUCTS" shall mean, individually or collectively (as appropriate), the transdermal lidocaine delivery system more particularly described on EXHIBIT "1.2(H)" attached hereto and made a part hereof (including, without limitation, the disposable iontophoretic patches used in connection therewith and the electrodes, printed circuitry, packaging, drug reservoirs and electric connectors which are a part thereof), together with the Product Developments.

                "PRODUCT DEVELOPMENTS" shall have the meaning ascribed to it in
Section 2.1(f) hereof.

                "PRODUCT ORDER FORECAST" shall have the meaning ascribed to it in Section 3.1(b) hereof.

                "PRODUCT STEERING COMMITTEE" shall mean a committee comprised of four (4) individuals, including two (2) representatives designated and appointed from time to time by each of Vyteris and B.Braun in their sole discretion, the purpose of which shall be to meet from time to time as and to the extent necessary to evaluate and make joint decisions on behalf of B.Braun and Vyteris regarding the development of the Products, Agency submissions and approvals, marketing and sales efforts with respect to the Products and other issues bearing on the commercialization of the Products under and as contemplated by this Agreement; PROVIDED, HOWEVER, the Product Steering Committee shall have no right or authority to modify, amend or otherwise change any provision of this Agreement.

                "PURCHASE PRICE" and "PURCHASE PRICES" shall mean, individually or collectively, as appropriate, the purchase price or purchase prices at which the Products are sold by Vyteris to B.Braun hereunder, as determined by reference to the Pricing Schedule.

                "PURCHASED SAMPLES" shall have the meaning ascribed to it in
Section 3.2(f) hereof.

                "QSR" shall mean the quality system regulation as set forth in Title 21, Part 820 of the CFR.

                "REMEDIAL DEVELOPMENT PLAN" shall have the meaning ascribed to it in Section 2.2(b) hereof.

                "SALES LITERATURE" shall have the meaning ascribed to it in
Section 3.2(c) hereof.

                "SECURITIES PURCHASE AGREEMENT" shall mean, collectively, the Subscription Agreement and the Second Round Shares Purchase and Registration Rights Agreement dated the date hereof between Vyteris and B.Braun, pursuant to which B.Braun has agreed to purchase, concurrently with the execution hereof, Five Hundred (500,000) shares of Common Stock at a purchase price of One Dollar ($1.00) per share and (ii) Vyteris has granted B. Braun an option to purchase an additional 370,370 shares of Common Stock at a purchase price of One Dollar and Thirty-Five Cents ($1.35) per share of Common Stock, all on the terms and subject to the conditions set forth therein, together with any amendments, restatements, modifications or supplements thereof or thereto.

                "SPECIFICATIONS" shall mean, collectively, the specifications for the Products set forth on EXHIBIT "1.2(I)" attached hereto and made a part hereof and any amendments, restatements, modifications or supplements thereof or thereof, which B.Braun has the right to review and approve pursuant to the provisions of Section 2.2(a)(iv) hereof.

                "SUB MARKETS" shall have the meaning ascribed to it in Section 2.1(c) hereof.

                "SUPPLY CONTINUATION PLAN" shall have the meaning ascribed to it in Section 6.3(b)(i) hereof.

                [*] shall have the meaning ascribed to it in Section 7.1(b) hereof.

                "TECHNOLOGY" shall mean and include, collectively, all Industrial Property, documentation and data directly or indirectly related to the Products or used in connection with its or their development, testing, regulatory approval, manufacture and/or sale, together with all improvements, enhancements, developments and derivatives relating or pertaining thereto.

                "TERM" shall mean the term of this Agreement, as specified in
Section 6.2 hereof.

                "TERRITORY" shall mean, collectively, (i) the Foreign Territory and (ii) the USA Territory.

                "TRADEMARKs" shall mean, collectively, the trademarks, service marks and related intellectual property rights which Vyteris owns or has the exclusive right to license, as appropriate, as more fully described on EXHIBIT "1.2(J)" attached hereto and made a part hereof.

                "Triggering Event" shall mean [*]

                "USA SHORTFALL AMOUNT" shall have the meaning ascribed to it in
Section 3.1(f) hereof.

                "USA TERRITORY" shall mean, collectively, the territory comprising the United States of America and its territories and possessions.

                "VYTERIS" shall have the meaning ascribed to it in the heading of this Agreement.

                "VYTERIS PARTIES" shall have the meaning ascribed to it in
Section 6.1(c) hereof.

                "VYTERIS NET SALES REPORT" shall have the meaning ascribed to it in Section 3.5(d) hereof.

                "VYTERIS REVENUE SHARE PAYMENT" shall have the meaning ascribed to it in Section 3.5(c) hereof.

                "VYTERIS REVENUE SHARE PERCENTAGE" shall mean the applicable percentage set forth on Exhibit "1.2(K)" attached hereto and made a part hereof.

        1.3 OTHER DEFINITIONS. Any capitalized term used in this Agreement and defined in a Section of this Agreement other than Sections 1.1 or 1.2 hereof shall have the meaning ascribed to it in such Section of this Agreement.

        SECTION 2. GRANT OF LICENSE; PRODUCT DEVELOPMENT; MILESTONE AND OTHER PAYMENTS; EQUITY INVESTMENT BY B.BRAUN IN VYTERIS.

        2.1     GRANT OF LICENSE; PRODUCT DEVELOPMENT; TRADEMARKS.

                (a) Subject to the provisions of Sections 2.1(b), 2.1(c), 2.1(d), 3.1(e), and 3.1(f) hereof, and the other terms and conditions set forth in this Agreement, Vyteris hereby (i) appoints B.Braun to serve as the exclusive distributor for Vyteris of, and grants to B.Braun the exclusive right to, directly and indirectly market, sell and distribute the Products in the Territory (the right to distribute includes the right to market, sell, display, advertise and otherwise promote the Products) during the Term and (ii) grants to B.Braun during the Term and the Post-Termination Period (and any extension thereof pursuant to Section 6.5 hereof), and subject to the other terms and conditions of this Agreement (including, without limitation, the revenue-sharing obligations under Section 3.5 hereof and the provisions of Section 2.1(b) hereof), an exclusive worldwide license in and to the Licensed Property to make (and have made), use, practice, import, offer to sell, sell, distribute, improve, enhance, develop, and derive the Products.

                (b)     [*] =

                (c)     [*] =

                (d) If B.Braun advises Vyteris that it does not intend to engage in the Minimum Distribution Effort in the applicable Sub Market and/or the country in which the applicable Primary Foreign Territory Market is located, as appropriate, or fails to respond to the notice delivered by Vyteris under
Section 2.1(c) hereof within the thirty (30) day period provided therein: (i) with respect to the applicable Sub Market, Vyteris shall thereafter have the right to market, sell and distribute Products in such Sub Market on a non-exclusive basis, the exclusive license of B.Braun to market, sell and distribute Products in such Sub Market shall be converted to a non-exclusive license (with no other amendments or modifications thereto), and B.Braun shall retain all of its rights in and to the Vyteris Revenue Share Payments due in connection with Net Sales of Vyteris in such Sub Market; or (ii) with respect to the country in which the applicable Primary Foreign Territory Market is located, Vyteris shall thereafter have the right to market, sell and distribute Products on an exclusive basis in such country, the exclusive license of B.Braun to market, sell and distribute Products in such country shall be terminated, and B.Braun shall have no further duties or obligations under Section 3.2(a) with respect to such country.

                (e) For each such Sub Market or Primary Foreign Territory Market for which B.Braun provides notice to Vyteris pursuant to Section 2.1(c) hereof that it intends to engage in the Minimum Distribution Effort, it shall provide to Vyteris a detailed plan setting forth the manner and proposed schedule on which it intends to engage in the Minimum Distribution Effort, including projected minimum sales levels. B.Braun shall also promptly provide, or cause to be promptly provided, to Vyteris any and all other information reasonably requested by Vyteris in connection with the foregoing. Such plan shall be subject to the approval by Vyteris, which approval shall not be unreasonably withheld, delayed or conditioned. B.Braun shall thereafter diligently perform in accordance with the plan to market the Products in the applicable Sub Market or country in which the applicable Primary Foreign Territory Market is located. If B.Braun does not meet the minimum sales levels set forth in the plan for reasons other than a breach by Vyteris of this Agreement, in and with respect to an applicable Sub-market or country in which an applicable Primary Foreign Territory Market is located Vyteris shall thereafter have the right to market, sell and distribute Products in such Sub Market and/or country on a non-exclusive basis, the exclusive license of B.Braun to market, sell and distribute Products in such Sub Market or country shall be converted to a non-exclusive license (with no other amendments or modifications thereto), and B.Braun shall retain all of its rights in and to the Vyteris Revenue Share Payments due in connection with Net Sales of Vyteris in such Sub Market or country. In the event of a dispute between Vyteris and B.Braun concerning agreement on a mutually-acceptable plan required under this Section 2.1(e), or whether B.Braun has met its minimum sales obligations under any such plan, the parties shall arbitrate such dispute before a single arbitrator, pursuant to and in accordance with Section 7.3(i) hereof.

                (f) In the event that during the Term any invention, development, modification, enhancement or improvement relating or pertaining to the Products (all of the foregoing being collectively referred to herein as a "Product Development") shall be made by or on behalf of, or otherwise acquired or licensed by, Vyteris, (i) Vyteris shall promptly disclose the Product Development to B.Braun, together with such relevant data, information and documentation relating or pertaining to the Product Development in the manner necessary for B.Braun to utilize the Product Development in a manner contemplated hereby, and (ii) such Product Development shall be made available to B.Braun and be deemed to be part of the rights granted to B.Braun hereunder, subject, in all respects, to the terms and conditions of this Agreement.

                (g) In the event that during the Term any Product Development shall be made by or on behalf of B.Braun, (i) B.Braun shall promptly disclose such Product Development to Vyteris, together with such relevant data, information and documentation relating or pertaining to such Product Development in a manner necessary for Vyteris to utilize the Product Development in a manner contemplated hereby and (ii) B.Braun hereby grants to Vyteris a perpetual, worldwide, royalty-free, fully-paid, non-exclusive right and license to the Product Development to make, have made, offer for sale, sell, use and import any Product Development; PROVIDED, HOWEVER, the rights of Vyteris in and to such Product Developments made by or on behalf of B.Braun shall be subject, in all respects to the other terms and conditions of this Agreement.

                (h) Vyteris hereby grants to B.Braun an exclusive, non-transferrable, royalty-free license to display, and use the Trademarks without alteration or modification solely with respect to B.Braun's advertising and marketing of the Products purchased, or to be purchased, during the Term and the Post-Termination Period and not for any other purpose. B.Braun acknowledges the right, title and interest of Vyteris in the Trademarks and agrees that any goodwill generated by B.Braun's use or display of the Trademarks will inure to the benefit of Vyteris. B.Braun further acknowledges that neither this Agreement nor the use by B.Braun of the Trademarks shall create any right, title or interest in or to the Trademarks by B.Braun. B.Braun shall submit all proposed uses of the Trademarks to Vyteris for its prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, and B.Braun further agrees that the nature and quality of all proposed uses of the Trademarks under the terms of this Agreement shall conform to standards reasonably established from time to time by Vyteris and notice of which is furnished by Vyteris to B.Braun. B.Braun agrees to cooperate with Vyteris in efforts by Vyteris to facilitate the control of such nature and quality, to permit reasonable inspection of B.Braun's uses of the Trademarks and to provide Vyteris with details regarding such uses as reasonably requested by Vyteris. B.Braun agrees to use the Trademarks only in the form and manner approved by Vyteris, subject to the other provisions hereof. B.Braun agrees not to use the Trademarks in combination with any other trademark or service mark without prior written and signed authorization from Vyteris. This Agreement is not intended to convey and does not convey to B.Braun the right to display or use any trademarks or service marks of Vyteris other than the Trademarks.

        2.2     PRODUCT DEVELOPMENT OBLIGATIONS OF VYTERIS; AND RELATED
COVENANTS.

                (a) Vyteris represents, warrants, covenants and agrees to and with B.Braun that:

                        (i) it has reviewed and approved of the Development Plan and all development and related tasks required to be performed by it thereunder;

                        (ii) it shall use commercially reasonable efforts to complete all of the tasks set forth in the Development Plan in accordance with the time periods set forth therein;

                        (iii) it shall provide B.Braun with an adequate opportunity to review and provide suggestions and proposed modifications to the NDA Filing and the 510(k) Filing to be made by Vyteris in accordance with the Development Plan or otherwise pursuant to this Agreement and, in connection therewith, it shall in good faith endeavor to incorporate reasonable suggestions and proposed modifications to the NDA Filing and the 510(k) Filing proposed by B.Braun as and to the extent permitted by applicable laws, rules and regulations;

                        (iv) it shall provide B.Braun with an adequate opportunity to review and provide suggestions and proposed modifications to all features, the functions, and the appearance (including, without limitation, labeling, packaging and graphics) of the Product and the Specifications therefor and, in connection therewith, it shall in good faith endeavor to incorporate reasonable suggestions and proposed modifications to the Product and the Specifications as and to the extent permitted by applicable laws, rules and regulations;

                        (v) it shall provide B.Braun with advance written notice if it believes that it will be unable to perform any of the tasks set forth in the Development Plan within the time periods provided thereby, which notice shall, when feasible, be furnished to B.Braun at least thirty (30) days in advance of the scheduled task completion date, or if not feasible, as promptly as Vyteris can provide such notice;

                        (vi) as soon as possible, but in any event not later than twenty (20) days following the close of each calendar month, it shall furnish to B.Braun a status report regarding the Product development obligations of Vyteris under the Development Plan, in a format reasonably acceptable to B.Braun;

                        (vii) it shall provide B.Braun with prompt written notice of any breach or default by either Vyteris or BD&C under the BD&C License Agreement, together with a detailed description thereof, and shall take any and all action necessary to cure, or cause to be cured, such breach or default to ensure that the License Rights of Vyteris thereunder remain in full force and effect;

                        (viii) it shall provide B.Braun with prompt written notice of any breach or default by Vyteris under any agreement, document or instrument evidencing, relating or pertaining to the Permitted Encumbrance, (or any lien, security interest, pledge or encumbrance referred to in Section 2.2(a)(ix) hereof) together with a detailed description thereof, and shall take any and all action necessary to cure, or cause to be cured, such breach or default;

                        (ix)    it shall provide B.Braun with at least fifteen
        (15) days' advance written notice of any lien, security interest, pledge or other encumbrance on the Licensed Property, or any portion thereof, and, as a condition thereto, shall cause the holder of such lien, security interest, pledge or other encumbrance to enter into an agreement with B.Braun, in form and substance reasonably satisfactory to B.Braun, under which such holder agrees (A) that its lien, security interest, pledge or other encumbrance is under and subject to the rights of B.Braun hereunder and (B) not to disturb, interfere or impair any right of B.Braun hereunder;

                        (x) it shall promptly furnish to B.Braun, upon B.Braun's request, any and all other information relating or pertaining to the Product development obligations under the Development Plan as B.Braun may reasonably request from time to time; and

                        (xi)    it shall furnish B.Braun with at least thirty
        (30) days' advance written notice of any Change in Control Transaction to which it will be a party.

                (b) Vyteris shall promptly notify B.Braun in writing when Vyteris becomes aware that it will fail or be unable to perform any of the Product development obligations set forth in the Development Plan within the time period required thereby, together with a description of the circumstances giving rise to such failure. If such failure constitutes an Excusable Development Failure and Vyteris provides B.Braun with reasonably satisfactory evidence thereof with the aforesaid notice, such failure shall not constitute a Default and Vyteris shall, within thirty (30) days from B.Braun's receipt of such notice, provide B.Braun with a written plan setting forth the actions Vyteris shall take to remedy the Excusable Development Failure to meet the obligations in, and/or to modify the requirements of the Development Plan, including the estimated times and costs to perform the obligations under such plan (the "Remedial Development Plan") consistent with the goals and objectives of the development project herein. The Remedial Development Plan shall be subject to the review and approval by B.Braun, which review and approval shall not be unreasonably withheld, conditioned or delayed. In the event that Vyteris fails to perform any of its obligations under the Remedial Development

Plan to B.Braun's reasonable satisfaction, B.Braun shall have the right to provide written notice of such failure to Vyteris. If such failure remains uncured for sixty (60) days following such notice from B.Braun, B.Braun may thereafter: (i) declare Vyteris to be in Default under this Agreement without regard to any further notice or cure period otherwise provided hereunder; and
(ii) exercise any and all rights and remedies available to B.Braun under this Agreement as a result of such Default. In the event of a dispute between Vyteris and B.Braun concerning agreement on a mutually acceptable Remedial Development Plan, the parties shall arbitrate such dispute before a single arbitrator in accordance with Section 7.3(i) hereof. Any failure by Vyteris to perform any of the Product development obligations set forth in the Development Plan within the time period required thereby which does not constitute an Excusable Development Failure shall, at B. Braun's option, by a Default if such failure is not cured within thirty (30) days following written notice from B. Braun to Vyteris of such failure.

                (c)     In connection with the obligations of Vyteris under this
Section 2.2, Vyteris shall also provide eighty (80) hours of training per Contract Year to sales representatives and marketing personnel of B.Braun concerning the use of the Products, such training to be at such times and locations designated by B.Braun subject to approval by Vyteris, which approval shall not be unreasonably withheld. Any additional training time requested by B.Braun shall be provided by Vyteris to B.Braun, for which Vyteris shall invoice B.Braun and B.Braun shall pay Vyteris the actual cost to Vyteris of providing such additional training. All reasonable travel and hotel accommodation costs associated with such training shall be borne by B.Braun. All other costs associated with such training, together with any materials, samples or equipment required for such training, shall be borne by Vyteris.

                (d) Notwithstanding anything contained herein to the contrary, it is understood and agreed that Vyteris shall only be required to pursue and obtain Agency approvals set forth in the Development Plan for the marketing and sale of the Products in the USA Territory and shall have no duty or obligation to pursue and obtain any Agency approvals in the Foreign Territory; PROVIDED, HOWEVER, upon B.Braun's request at any time and from time to time during the Term, Vyteris shall provide cooperation and assistance to B.Braun in connection with B.Braun's efforts, at its own cost and expense, to pursue and/or obtain any Agency Approval in any country of the Foreign Territory; it being understood and agreed that such cooperation and assistance shall include, without limitation, providing B.Braun with access to, and copies of, all data and information, including clinical studies, stability data, material qualifications, Specifications, Product labeling, validation data, and quality systems data and information developed by or for Vyteris in connection with the NDA Filing and the 510(k) Filing, but only to the extent that such data and information are within the direct or indirect control of Vyteris and the disclosure of such data and information to B.Braun is within the legal rights of Vyteris; it being understood that, for purposes of the foregoing, data and information in the possession or control of Pharmanet shall be deemed to be within the control of Vyteris. Vyteris shall retain the right, but not the obligation, to pursue and obtain Agency approval in any country of the Foreign Territory in which B.Braun has not pursued such approval. In the event B.Braun obtains Agency approval to market, sell and distribute Products in a country of the Foreign Territory, to the extent Vyteris is permitted under this Agreement to market, sell or distribute Products in such country, B.Braun shall cooperate and assist Vyteris, at the cost and expense of Vyteris, in connection with efforts by Vyteris to obtain, in its own name, the right and ability to market, sell and distribute Products in such country so long as such cooperation and assistance does not interfere, impair or adversely affect the rights of B.Braun in such country. To the extent necessary or beneficial, the parties shall utilize the Product Steering Committee to ensure proper communication and coordination with respect to efforts to obtain any desired Agency Approval.

        2.3     MILESTONE PAYMENT.

                (a) For and in consideration of the covenants and agreements of Vyteris herein, B.Braun covenants and agrees to pay to Vyteris an amount equal to [*] upon execution and delivery of this Agreement (the "Milestone Payment").

                (b) The Milestone Payment shall be paid by wire transfer of immediately available funds to such account or accounts as Vyteris may designate in writing to B.Braun at least one (1) day prior to the scheduled Milestone Payment.

        2.4 EQUITY INVESTMENT BY B.BRAUN. In connection with and as a condition to the agreement by Vyteris to complete the transactions described herein and contemplated hereby, B.Braun shall make an investment in Vyteris in the aggregate amount of [*] on the terms and subject to the conditions of the Securities Purchase Agreement.

        SECTION 3. MANUFACTURE, SUPPLY AND DISTRIBUTION OF PRODUCTS.

        3.1 MANUFACTURE AND SUPPLY OF PRODUCTS; MINIMUM PRODUCT PURCHASE REQUIREMENTS.

                (a) On the terms and subject to the conditions hereinafter set forth, Vyteris shall manufacture or have manufactured, and supply to B.Braun, and B.Braun shall purchase exclusively from Vyteris, B.Braun's requirements for the Products during the Term and the Post-Termination Period.

                (b) Vyteris shall notify B.Braun in writing within three (3) business days of its receipt of all Agency approvals and clearances to sell the Products in the USA Territory. Within ten (10) calendar days following receipt of such notice, B.Braun shall submit an initial binding purchase order for the Products to be delivered within such reasonable time period to which the parties may agree (but in any event not later than one hundred eighty (180) days from the date of such notice), together with a binding purchase order for Products to be delivered for the next succeeding calendar quarter. Thereafter, B.Braun shall submit binding purchase orders to Vyteris for the Products not less than one hundred twenty (120) days prior to the commencement of each calendar quarter for the Products to be delivered during such calendar quarter, together with a rolling non-binding forecast of orders (the "Product Order Forecast") of Products for the succeeding three (3) calendar quarters during the Term and Post-Termination Period. Each purchase order shall specify (i) the name and quantities of Products to be purchased, and (ii) the desired Delivery Dates and shipping instructions with respect thereto. Except for the information specified in clauses (i) and (ii) of the immediately preceding sentence, the purchase and sale of the Products shall be governed solely by this Agreement and any additional or contrary terms or provisions contained in any purchase order or similar form or invoice or acknowledgment shall be void and have no force or effect. Notwithstanding anything contained herein to the contrary, each purchase order submitted by B. Braun shall be for a minimum quantity of Products equal to at least seventy-five percent (75%) of the quantity of Products set forth in the most recent Product Order Forecast furnished by B.Braun under this Section 3.1(b) for such calendar quarter.

                (c) Notwithstanding the provisions of Sections 3.1(a) and 3.1(b) hereof, provided that Vyteris shall have used commercially reasonable efforts to manufacture and supply the quantity of Products ordered by B.Braun, Vyteris shall have no liability to B.Braun for any failure, nor shall it constitute a Default hereunder, to fail to supply Products under any purchase order submitted by B.Braun to Vyteris for any applicable calendar quarter to the extent that such purchase order: (i) exceeds one hundred twenty-five percent (125%) of the amount of Products forecasted by B.Braun in the most recent Product Order Forecast submitted by it to Vyteris for the applicable calendar quarter; or (ii) during the three (3) year period commencing on the Commercial Start Date, exceeds the amounts set forth in the Capacity Plan attached hereto as Exhibit 3.1 attached hereto and made a part hereof.

                (d) Each purchase order shall constitute a contract consisting of the terms of the order and the terms of this Agreement and the parties shall comply in all respects with the obligations set forth therein, including, without limitation, the obligation of Vyteris to deliver the Products on the Delivery Dates set forth in the purchase order. It is understood and agreed that the Product Steering Committee shall be utilized by the parties hereto to ensure that the parties hereto coordinate the ordering of Products, the forecasting of Product orders under the Product Order Forecast and manufacturing of Products in accordance with the provisions of this Agreement; PROVIDED, HOWEVER, notwithstanding anything contained in this Agreement to the contrary, the Product Steering Committee shall have no right or authority to modify, amend, supplement or otherwise change any of the provisions of this Agreement without the written consent of the parties hereto.

                (e) During each Contract Year commencing with the third Contract Year, B.Braun agrees to submit purchase orders for the Minimum Product Purchase Requirements applicable to the Foreign Territory. In the event that B.Braun fails to submit purchase orders for the Minimum Product Purchase Requirements during any Contract Year for the Foreign Territory, as required by this Section 3.1(e) (the amount by which the actual quantity of Products ordered is less than the required minimum orders being referred to herein as the "Foreign Shortfall Amount"), provided such failure is not as a result of a breach of this Agreement by Vyteris or a Force Majeure Event, B.Braun shall pay to Vyteris, within sixty (60) days following the close of the applicable Contract Year, an amount equal to [*]. Within ninety (90) days after the end of any Contract Year, B.Braun may advise Vyteris in writing that it elects to convert that portion of the exclusive rights granted under Section 2.1(a) hereof which relate to the sale of the Products in the Foreign Territory to a non-exclusive right with all other terms and conditions of this Agreement remaining in full force and effect and unmodified (including, unless otherwise modified pursuant to the provisions of Section 3.1(f) hereof, the exclusive rights which relates to the sale of Products in the USA Territory). Upon conversion under this Section 3.1(e), B.Braun shall have no further obligation in any subsequent Contract Year to purchase the Minimum Product Purchase Requirements in the Foreign Territory.

                (f) During each Contract Year, B.Braun agrees to submit purchase orders for the Minimum Product Purchase Requirements applicable to the USA Territory. In the event that B.Braun fails to submit purchase orders for the Minimum Product Purchase Requirements during any Contract Year for the USA Territory, as required by this Section 3.1(f) (the amount by which the actual quantity of Products ordered is less than the required minimum orders being referred to herein as the "USA Shortfall Amount"), provided such failure is not as a result of a breach of this Agreement by Vyteris or a Force Majeure Event, B.Braun shall pay to Vyteris, within sixty (60) days following the close of the applicable Contract Year, an amount equal to [*]. Within ninety (90) days after the end of any Contract Year, B.Braun may advise Vyteris in writing that it elects to convert that portion of the exclusive rights granted under Section 2.1(a) hereof which relate to the sale of the Products in the USA Territory to a non-exclusive right with all other terms and conditions of this Agreement remaining in full force and effect and unmodified (including, unless otherwise modified pursuant to the provisions of Section 3.1(e) hereof, the exclusive rights which relates to the sale of Products in the Foreign Territory). Upon conversion under this
Section 3.1(f), B.Braun shall have no further obligation in any subsequent Contract Year to purchase the Minimum Product Purchase Requirements in the USA Territory.

                (g) Except as otherwise provided in and permitted in accordance with the provisions of Section 2.1 hereof, Vyteris covenants and agrees that it shall not, directly or indirectly, supply Products to any Person other than B.Braun for sales of Product in any Territory for which the grant is exclusive to B.Braun under this Agreement.

        3.2     Distribution of Products; Sales Literature; Samples.

                (a) B.Braun shall use commercially reasonable efforts to distribute and promote the sale of the Products within the Territory. In the performance of such obligation, B.Braun shall:

                        (i) maintain such sales personnel and facilities with respect to the Products as B.Braun reasonably determines to be adequate; and

                        (ii) use its commercially reasonable efforts to solicit new customers and to maintain existing customers for the Products.

                (b) B.Braun represents, warrants, covenants and agrees to and with Vyteris that:

                        (i) it has reviewed and approved the Marketing Plan and all marketing and related tasks required to be performed by it thereunder;

                        (ii) it shall use commercially reasonable efforts to complete all of the tasks set forth in the Marketing Plan in accordance with the time periods set forth therein; and

                        (iii) during the Term and in furtherance of its duties and obligations under this Section 3.2, it shall not market or sell any Competitive Product in any part of the Territory in which B.Braun then has exclusive license rights under Section 2.1(a) hereof.

                (c) On the Effective Date and on the first day of each calendar quarter thereafter, Vyteris shall provide B.Braun with two (2) copies of each piece of sales, marketing or promotional literature, if any, created or used by Vyteris in connection with the marketing and sale of the Products (the "Sales Literature"). Vyteris hereby grants to B.Braun the non-exclusive, royalty free right during the Term and Post-Termination Period to: (i) reproduce the Sales Literature; (ii) prepare and reproduce derivative works based upon the Sales Literature; (iii) distribute copies of the Sales Literature and such derivative works; and (iv) otherwise use the Sales Literature for the marketing and sale of the Products. Vyteris hereby represents and warrants to B.Braun that the information contained in any Sales Literature will be true, accurate and complete in all material respects, and shall comply with all applicable laws, rules and regulations. B.Braun hereby represents and warrants that its use of the Sales Literature and any derivative works thereof shall be in full and complete compliance with the provisions of Section 2.1(h) hereof.

                (d) Before B.Braun shall print or use any advertising or other sales materials related to the Products other than the Sales Literature, B.Braun shall submit a copy of the material for review and approval by Vyteris, which approval shall not be unreasonably withheld, conditioned or delayed. Vyteris shall respond to such proposed advertising or other sales materials no later ten (10) calendar days after receipt of such proposed advertising or other sales materials. If Vyteris fails to respond within such period, Vyteris shall be deemed to have approved such advertising or sales material.

                (e) Vyteris covenants and agrees that it shall promptly submit, or cause to be promptly submitted, to the FDA any and all advertising, sales, packaging, labeling and other materials related to the Products which B.Braun intends and is permitted to use pursuant to the provisions of Sections 3.2(d) or 3.3(b) hereof, as and to the extent required in accordance with all applicable laws, rules and regulations.

                (f) Vyteris shall provide samples of the Products to B.Braun, for its use in marketing Products to customers. Vyteris shall provide such samples at no cost to B.Braun, in quantities up to but not exceeding the amounts set forth in the schedule in Exhibit "3.2" attached hereto and made a part hereof. Any additional samples needed by B.Braun shall be purchased by it at the Purchase Price (the "Purchased Samples").

        3.3     PRODUCT SPECIFICATIONS.

                (a) Except as mandated by applicable laws, rules, regulations, or Agency requirements, no modification, change, or enhancement shall be made by Vyteris to the Products without the prior written consent of B.Braun, which consent shall not be unreasonably withheld or delayed; provided that if B.Braun fails to respond to any proposed modification, change, or enhancement from Vyteris within thirty (30) days following receipt of such proposed modification, change or enhancement, B.Braun shall be deemed to have consented to such proposed modification, change or enhancement. As and to the extent permitted by applicable laws, rules and regulations, Vyteris hereby agrees to promptly modify, change or enhance the Products at B.Braun's reasonable request to address any complaints or concerns raised by an Agency or reasonable complaints or concerns raised by B.Braun customers, provided that Vyteris approves such modification, change or enhancement, which approval by Vyteris shall not be unreasonably withheld or delayed. Any modification, change or enhancement approved and made in accordance with this Section 3.3(a) shall constitute a Product Development as provided in Section 2.1(f) hereof.

                (b) As and to the extent permitted by applicable laws, rules and regulations, the Products shall be supplied to B.Braun assembled, packaged, and labeled with artwork provided and approved by B.Braun. As and to the extent permitted by applicable laws, rules and regulations, B.Braun shall have the right, at its sole expense, to modify and change product labeling upon sixty
(60) days prior written notice to Vyteris.

        3.4     PURCHASE PRICES; PAYMENT OF PURCHASE PRICE.

                (a) Products shall be purchased by B.Braun from Vyteris, and sold by Vyteris to B.Braun, at the Purchase Prices.

                (b) Vyteris shall bear all federal, state and local taxes based upon or measured by its net income derived under this Agreement. Any other tax, however denominated and howsoever measured, imposed upon the purchase and sale by B. Braun of the Products or upon its storage, inventory, sale, transportation, delivery, use or consumption shall be the responsibility of B.Braun.

                (c) Vyteris shall invoice B.Braun concurrently with any shipment of Products and B.Braun shall make full payment to Vyteris, at the address specified on the invoice, no later than forty-five (45) days from the later of: (i) B.Braun's receipt of the invoice for the Product ordered; or (ii) B.Braun's receipt of the Products to which the invoice relates.

        3.5     REVENUE SHARE AGREEMENT.

                (a) Within forty-five (45) days following the close of each calendar quarter during the the Term and the Post-Termination Period, B.Braun shall pay to Vyteris an amount equal to [*] (the payment due and owing from B.Braun to Vyteris under this Section 3.5(a) being referred to herein as the "B.Braun Revenue Share Payment"); PROVIDED, HOWEVER, notwithstanding anything contained herein to the contrary, in the event that the calculation of the B. Braun Revenue Share Payment results in a negative number for any applicable calendar quarter, then (y) no payment shall be due and owing by B. Braun to Vyteris in respect of such B. Braun Revenue Share Payment for the applicable calendar quarter and (z) Vyteris shall pay to B. Braun, within forty-five (45) days of Vyteris' receipt of the B.Braun Net Sales Report for the applicable calendar quarter and in the manner required by Section 3.5(d) hereof, an amount equal to the difference between (1) the amount calculated under clause (ii) of this Section 3.5(a) for the applicable calendar quarter and (2) the amount calculated under clause (i) of this Section 3.5(a) for the applicable calendar quarter. Notwithstanding the foregoing, the aggregate amount of paid by B. Braun to Vyteris for Purchased Samples of iontophoretic patch Products shall not be included in the amount calculated under clause (ii)(A) above. In determining the aggregate amount paid by B. Braun to Vyteris in respect of the disposable iontophoretic patch Products under clause (ii)(A) above, B. Braun shall use the same accounting method generally used by B. Braun at the time of such calculation to determine the cost of goods sold for other purchased finished goods inventory.

                (b) The B.Braun Revenue Share Payment shall be: (i) paid in Dollars ($) to Vyteris at its address set forth in Section 7.3(b) hereof; and
(ii) accompanied by a written report (a "B.Braun Net Sales Report"), in form and substance reasonably acceptable to Vyteris, setting forth all sales and related data and information from which B.Braun's calculation of Net Sales was made.

                (c) Within forty-five (45) days following the close of each calendar quarter during the Term and the Post-Termination Period, Vyteris shall pay to B.Braun an amount equal to [*] (the payment due and owing from B.Braun to Vyteris under this Section 3.5(c) being referred to herein as the "Vyteris Revenue Share Payment").

                (d) The Vyteris Revenue Share Payment shall be: (i) paid in Dollars ($) to B.Braun at its address set forth in Section 7.3(b) hereof; and
(ii) accompanied by a written report (a "Vyteris Net Sales Report"), in form and substance reasonably acceptable to B.Braun, setting forth all sales and related data and information from which Vyteris's calculation of Net Sales was made.

                (e) In the event that the Average Selling Price is less than the Minimum Average Selling Price for any Measurement Period, Vyteris shall have the right, upon written notice to B. Braun within fifteen (15) days following the payment of the B. Braun Revenue Share Payment by B. Braun for the period comprising the most recent completed Measurement Period, (the "Completed Measurement Period"), to cause B. Braun to enter into good faith discussions and negotiations regarding a fair and equitable upward adjustment to the B. Braun Revenue Share Percentage (a "B. Braun Revenue Share Percentage Adjustment") for the Measurement Period immediately following such Completed Measurement Period. No B. Braun Revenue Share Percentage Adjustment shall be effective and binding upon the parties hereto unless the B. Braun Revenue Share Adjustment has been agreed to in writing by both B. Braun and Vyteris; PROVIDED, HOWEVER, if B. Braun and Vyteris are unable to agree upon a fair and equitable B. Braun Revenue Share Percentage Adjustment within forty-five (45) days following the commencement of discussions and negotiations with respect thereto, B. Braun and Vyteris agree, at the written request of Vyteris, to submit the matter to binding arbitration in which a single arbitrator having sufficient industry experience and qualifications and reasonably satisfactory to both B. Braun and Vyteris, shall be authorized and directed to determine a fair and equitable B. Braun Revenue Share Percentage Adjustment. Such determination by the arbitrator shall be based upon such factors that the arbitrator deems relevant in connection therewith including, without limitation, the gross profit margin of Vyteris prior to any request for a B. Braun Revenue Share Percentage Adjustment hereunder and the gross profit margin of Vyteris after giving effect to the changes in pricing for the Products that resulted in the B. Braun Revenue Share Percentage Adjustment request by Vyteris hereunder. If B. Braun and Vyteris are unable to agree upon a mutually satisfactory arbitrator to resolve their disagreement regarding a fair and equitable B. Braun Revenue Share Percentage Adjustment, such arbitrator shall be selected pursuant to and in accordance with the procedures established by the American Arbitration Association. Any agreement between B. Braun and Vyteris with respect to a B. Braun Revenue Share Percentage Adjustment pursuant hereto, whether by mutual agreement or in accordance with the arbitration procedures established hereby, shall be set forth in an addendum to this Agreement, which shall be reasonably satisfactory to B. Braun and Vyteris. Notwithstanding anything contained in this Section 3.5(e) to the contrary, (i) a B. Braun Revenue

Share Percentage Adjustment shall remain in effect only for the Measurement Period immediately following the Completed Measurement Period for which Vyteris provided notice, and (ii) after the expiration of such Measurement Period, the
B. Braun Revenue Share Percentage shall immediately and automatically revert to the B. Braun Revenue Share Percentage set forth in this Agreement (without regard to any adjustment thereto made under this Section 3.5(e)). Nothing contained in this Section 3.5(e) or elsewhere in this Agreement shall, in any manner or respect, restrict or affect the ability of B. Braun to establish the prices at which it sells Products in the Territory; it being understood and agreed that B. Braun shall have the sole and exclusive right, in its sole discretion, to establish such prices.

        3.6     DELIVERY; TITLE; PACKAGING AND LABELING.

                (a) All shipments of Products shall be made F.O.B. Fairlawn, New Jersey. Vyteris shall arrange shipments to ensure that the Products are received on the Delivery Date set forth in a purchase order. Title to the Products and risk of loss with respect thereto shall pass to B.Braun upon B.Braun's receipt of the Products. B.Braun shall be responsible for the cost of all freight, shipping and handling, and insurance in connection with all deliveries.

                (b) In connection with the delivery of the Products by Vyteris to B.Braun hereunder, Vyteris covenants and agrees to furnish the following information to B.Braun concurrently with each shipment of Products:

                        (i) During the first Contract Year, at B.Braun's request, Vyteris shall furnish to B.Braun copies of the batch records and certificates of analysis with respect to the Products being delivered;

                        (ii) During each subsequent Contract Year, Vyteris shall furnish to B.Braun a certificate of analysis in the form of Exhibit "3.6" attached hereto and made a part hereof with respect to the Products being delivered; and

                        (iii) Any and all information relating or pertaining to the information required to be furnished under clauses (i) and (ii) above as B.Braun may reasonably request at any time and from time to time.

        3.7     ACCEPTANCE.

                (a) B.Braun shall have the right to reject any shipment (or portion thereof) of Products which do not conform, in all respects, with the Specifications.

                (b) After receipt of any Product, B.Braun shall have forty-five (45) days to examine such Product to determine if it conforms to the Specifications and if it is free from defects in material and workmanship, and, on the basis of such examination, to accept or reject such shipment (or portion thereof). Any Products not rejected within such forty-five (45) day period shall be deemed accepted by B.Braun. Any claims for failure to so conform or for such defects shall be made in writing by B.Braun to Vyteris, indicating the non-conforming characteristics of the Products. The acceptance or deemed acceptance of the Products under this Section 3.7(b) shall not be deemed a waiver or limitation in any manner or respect of the representations and warranties made by Vyteris hereunder with respect to such Products.

                (c) With respect to any Product which has been rejected by B.Braun, Vyteris shall, at its expense, replace the Product as soon as practical and promptly reimburse B.Braun for insurance, duties, freight charges and other costs incurred by B.Braun with respect to such rejected Product.

        3.8 PRODUCT WARRANTIES; INSPECTION RIGHTS; AND OTHER REPRESENTATIONS AND COVENANTS.

                (a) Vyteris hereby represents and warrants to B.Braun that Products delivered under this Agreement shall (i) be free from defects in design, material and workmanship and in compliance, in all respects, with the Specifications, (ii) not be adulterated or misbranded within the meaning of the FDCA or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the FDCA, (iii) be new, unused and fit for the purposes intended thereby, and (iv) be manufactured in accordance with the applicable provisions of the cGMP and /or QSR.

                (b) Vyteris hereby represents and warrants that both Vyteris and the facilities at which the Products will be manufactured are, or will be, registered with the FDA pursuant to and in accordance with the applicable provisions of Title 21, Parts 207 and 807.

                (c) Vyteris represents and warrants that it has prepared, or will prepare, the NDA Filing and the 510(k) Filing pursuant to and in all material respects in accordance with all applicable laws, rules and regulations (and related Agency requirements applicable thereto) and, without limiting the generality of the foregoing, to the best of the knowledge, information and belief of Vyteris, the NDA Filing and the 510(k) Filing include all data and information required under and pursuant to the applicable provisions of Title 21 CFR Parts 314,312 and 807.

                (d) Vyteris represents and warrants that its facilities are in substantial compliance with all applicable laws, rules and regulations and that Vyteris will take the actions set forth in Exhibit 3.8 attached hereto and made a part hereof in an effort to obtain a satisfactory pre-approval inspection by the district office of the FDA that will enable such office to make a recommendation to the Center of Drug Evaluation and Research that the NDA Filing be approved.

                (e) Vyteris represents, warrants and covenant to B.Braun that it shall, at all times, comply in all material respects with all applicable laws, rules and regulations and standards applicable to manufacturing and labeling of the Products, and B.Braun represents, warrants and covenant to Vyteris that it shall, at all times, comply in all material respects with all applicable laws, rules and regulations and standards applicable to the marketing, distribution and sale of the Products.

                (f) Upon and after the receipt of the required Agency approval and clearance to market and sell the Products in the USA Territory, Vyteris represents and warrants that the Products will be included under either the NDA or the 510(k) Clearance, or both, as applicable. Vyteris shall be responsible for compliance with all Agency requirements relating to the NDA Filing and 510(k) Filing and shall maintain the NDA and the 510(k) Clearance for the Products during the Term and the Post-Termination Period. Vyteris covenants and agrees to provide B.Braun for its review and comment any proposed modifications, supplements, changes or revision to the foregoing approvals and clearances prior to any submission of such modifications, supplement, change or revision to such approvals and clearances.

                (g) B.Braun shall have the right, at its own expense, and at reasonable times and intervals, and in a reasonable manner, to conduct periodic inspections of the facilities at which the Products are manufactured to determine if the Products are manufactured in accordance with the Specifications, and in compliance in all material respects with the applicable provisions of the cGMP and QSR.

                (h) Vyteris shall furnish to B.Braun, upon request by B.Braun, information regarding any Agency audits of the facility(ies) at which the Products are manufactured, inspectional observations (Form FDA 483), warning letters, or recall notices received that relate directly to the Products supplied by Vyteris hereunder. Vyteris will immediately notify B.Braun and forward written copies of any future inspectional observations (Form FDA 483), warning letters or recall notices for the Products received or produced by Vyteris or the entity that manufactures the Product.

                (i) Vyteris shall comply in all material respects with all applicable MDR and ADR requirements. A copy of each report submitted by Vyteris to FDA pursuant to the MDR or ADR requirements shall be delivered to B.Braun at least two (2) business days prior to its submission to the FDA.

                (j) Within two (2) years after the Effective Date, Vyteris shall file for, or take such other steps as are required to formally commence the process for seeking, certification by a notified body that the facilities at which the Products are manufactured are in compliance with the Medical Device Directives such that Vyteris may be granted a "CE" mark to allow B.Braun to market and sell the Products in the European Economic Community. Vyteris and B.Braun shall thereafter cooperate and use best efforts to ensure that such certification is granted. B.Braun and Vyteris shall share equally all costs of filing and other governmental fees associated with seeking CE certification for a Product. The preceding sentence shall not be construed in any manner to require B. Braun to bear any costs or expense associated with Vyteris obtaining certifications of compliance of the facilities at which the Products are manufactured.

                (k) During the Term and the Post-Termination Period, Vyteris shall furnish B.Braun with copies of any and all correspondence submitted by or on behalf of Vyteris relating or pertaining to the Products to the FDA and/or any other Agency, within five (5) days following such submission by Vyteris.

                (l) All representations and warranties made by the parties in this Section 3.8, and elsewhere in this Agreement, shall survive the parties' execution and delivery of, and performance under, this Agreement

        3.9     PRODUCT COMPLAINTS AND RECALLS; ADVERSE DRUG EXPERIENCE REPORTS.

                (a) B.Braun shall be responsible for interfacing with its customers regarding all Product complaints and inquiries. All documentation and information received by B. Braun concerning such complaints and inquiries shall be promptly provided by B. Braun to Vyteris. B.Braun shall cooperate fully with Vyteris to conduct reasonable investigations to evaluate the complaint or inquiry. B.Braun shall be responsible for contacting its customers for the purpose of such investigations. Vyteris shall provide reasonable technical support to B.Braun for investigating complaints. Any investigation conducted by B.Braun shall be completed within ten (10) days after receipt of the complaint and all results of the investigation shall be promptly forwarded to Vyteris. Vyteris shall be solely responsible for the filing of any reports pursuant to the MDR or ADR requirements. If Vyteris receives any information regarding adverse reactions or defects of the Products, Vyteris shall promptly inform B.Braun thereof. Each party shall reasonably cooperate with the other in sharing any information that may constitute an adverse experience or complaint related to the Products and shall designate a representative responsible for the exchange of such information.

                (b) B.Braun shall have the right to reasonably declare any recall of, or field corrective action to, any Products supplied by Vyteris after consultation with Vyteris. In the event of any such recall or field corrective action directly attributable to a breach of the representations and warranties provided by Vyteris hereunder, Vyteris shall be responsible for the costs and expenses incurred by B.Braun in connection therewith.

        SECTION 4. CURRENCY, RECORDS, INSPECTION RIGHTS AND RELATED MATTERS.

        4.1 CURRENCY. All payments made pursuant to this Agreement shall be in Dollars ($). To the extent Net Sales are made in currencies other than Dollars ($), such Net Sales shall, for purposes of this Agreement, be converted to Dollars ($) by reference to the appropriate exchange rate in effect on the last business day of the applicable calendar quarter, as published in the WALL STREET JOURNAL (Eastern Edition) (or any successor publication).

        4.2 RECORDS; EXAMINATION RIGHTS. Each party shall at all times during the Term and the Post-Termination Period maintain complete and accurate books and records with respect to any and all transactions relating and pertaining to this Agreement (including, without limitation, Net Sales). In connection therewith, each party shall have the right, at its expense and upon not less than fourteen (14) days' advance written notice to the other party, to inspect and examine the books and records of such party relating and pertaining to Net Sales and B.Braun Revenue Share Payments or Vyteris Revenue Share Payments, as the case may be, for and with respect to the immediately preceding three (3) year period (to the extent not previously examined by a party hereunder) for the sole and exclusive purpose of verifying the accuracy of the calculation of such Revenue Share Payments during such period; PROVIDED, HOWEVER, (i) any inspection and examination by a party under this Section 4.2 shall be conducted during normal business hours by the party's accountant (who shall be reasonably acceptable to the other party), (ii) such accountant shall, prior to entering the premises for such purpose, be required to execute and deliver a confidentiality agreement (in form and substance reasonably satisfactory to the other party), and (iii) no more than one inspection and examination may be conducted by a party under this Section 4.2 during any Contract Year. The party conducting the audit shall bear all expenses of such audit, except as hereinafter set forth. In the event that an examination pursuant hereto reveals an error in the payment of royalties due hereunder, such error shall be corrected by the refund from or payment to the party, as appropriate, of the difference in immediately available funds. In the event that an audit conducted pursuant hereto reveals an underpayment of more than five percent (5%), the party whose books and records are being audited and that bears responsibility for the underpayment shall pay the reasonable costs of conducting such audit.

        SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

        5.1 REPRESENTATIONS AND WARRANTIES OF VYTERIS. Vyteris represents and warrants to B.Braun as follows:

                (a) Vyteris is a corporation organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and legally perform its obligations under this Agreement without any approvals not heretofore obtained or contemplated hereby.

                (b) When executed and delivered, this Agreement shall constitute the valid and binding obligation of Vyteris, legally enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy or insolvency laws.

                (c) The execution and delivery of, and performance under, this Agreement will not violate or contravene any provision of any existing law, rule or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction over Vyteris or of the articles or certificate of incorporation or by-laws of Vyteris or of any mortgage, indenture, security agreement, contract, license (including the BC&D License Agreement), undertaking or agreement to which Vyteris is a party or by which any of the Licensed Property is subject.

                (d) Vyteris is the sole owner (or licensee with respect to the License Rights) of the entire right, title and interest in and to, and has the sole and exclusive right, without any restrictions, to license the Licensed Property, and there are no outstanding assignments, grants, licenses, sublicenses, liens, security interests, pledges, encumbrances, claims, obligations or agreements, affecting Vyteris, Affiliates of Vyteris, or any of the Licensed Property, whether written, oral or implied, which are inconsistent with the terms of this Agreement, except for the security interest in the Patent Rights heretofore granted by Vyteris as security for convertible promissory notes of Vyteris, as more fully described on Exhibit "5.1(d)" attached hereto and made a part hereof (the "Permitted Encumbrance").

                (e) All right, title and interest relating or pertaining to the Permitted Encumbrance is under and subject to the rights of B.Braun under this Agreement and the holder(s) of the Permitted Encumbrance have acknowledged the foregoing and agreed not to disturb, interfere or impair any right of B.Braun under this Agreement pursuant to and in accordance with the provisions of the agreement more fully described on Exhibit "5.1(e)" attached hereto and made a part hereof.

                (f) Vyteris knows of no circumstances and has not committed and will not commit any acts, that are inconsistent with the terms or purposes of this Agreement or which infringe or lessen any of the Patent Rights, the Technology or other Licensed Property intended to be licensed to B.Braun hereunder. The foregoing shall not, however, be interpreted to prevent Vyteris from amending claims of pending or later filed patent applications with the Patent Rights as it deems necessary to define patentable subject matter.

                (g) Vyteris does not own or control any patent applications, patents or other restrictive rights, or other potential restrictive rights, other than the Patent Rights and Technology that would be infringed by or otherwise interfere with B.Braun's ability to import, make, have made, use, offer to sell, or sell any goods comprising or incorporating a transdermal lidocaine delivery system.

                (h) To the best of the knowledge, information and belief of Vyteris, (i) except as disclosed on Exhibit "5.1(h)" attached hereto and made a part hereof, no third party claim of invalidity or enforceability, in whole or in part, has been asserted against or with respect to the Patent Rights and (ii) the manufacture, market and sale of the Products by B. Braun will not infringe any intellectual property rights of any third party.

                (i) To the best of the knowledge, information and belief of Vyteris, after reasonable inquiry of its outside patent counsel as to its existing knowledge, information and belief, the Patent Rights are valid and enforceable.

                (j) (i) The BD&C License Agreement is in full force and effect on the date hereof; (ii) neither Vyteris nor BD&C is in default under the BD&C License Agreement; (iii) Vyteris has the right to license the License Rights to B.Braun under and pursuant to the provisions of this Agreement and is not required to provide notice to or obtain the consent of BD&C in connection therewith; (iv) no event, circumstance or condition has occurred or exists as of the date hereof which could impair any of the License Rights (including, without limitation, the ability of B.Braun to exploit the License Rights in the manner contemplated hereby); and (v) a true, correct and complete copy of the BD&C License Agreement has been delivered on this date by Vyteris to B.Braun, which has been certified by an authorized officer of Vyteris.

                (k) Except as otherwise disclosed in the PPM or any Supplements thereto provided to B.Braun, no actions, suits or proceedings before any court or governmental department or agency are pending or, to the best of the knowledge, information and belief of Vyteris, threatened (i) against Vyteris with respect to any of the transactions contemplated by this Agreement or (ii) against or affecting Vyteris or any of the Licensed Property (or any other properties or assets of Vyteris) that, if adversely determined, could reasonably be expected to have a material adverse effect upon the financial condition of Vyteris or the ability of Vyteris to perform its duties and obligations under this Agreement.

                (l) To the best of the knowledge, information and belief of Vyteris, except as set forth on Exhibit 5.1(l) (i) all of the statements, data, and information contained in the PPM were accurate and complete, in all material respects as of March 4, 2002, and are accurate and complete, in all material respects as of the date hereof, and (ii) all of the statements, data, and information contained in the Supplement to the PPM dated June 25, 2002 were accurate and complete, in all material respects as of June 25, 2002, and are accurate and complete, in all material respects, as of the date hereof.

                (m) Vyteris ratifies and confirms the truth, accuracy and completeness of all other representations and warranties contained in this Agreement (including, without limitation, the representations and warranties relating and pertaining to the Products set forth in Section 3.8 hereof).

                (n) Neither this Agreement nor any Exhibit hereto contains any untrue statement of material fact or omits to state a material fact required to be stated in order to make such statement or document not misleading.

        5.2 REPRESENTATIONS AND WARRANTIES OF B.BRAUN. B.Braun represents and warrants to Vyteris as follows:

                (a) B.Braun is a corporation organized and validly existing under the laws of Commonwealth of Pennsylvania and has all requisite corporate power and authority to enter into and legally perform its obligations under this Agreement without any approvals not heretofore obtained or contemplated hereby.

                (b) When executed and delivered, this Agreement shall constitute the valid and binding obligation of B.Braun, legally enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy or insolvency laws.

                (c) The execution and delivery of, and performance under, this Agreement will not violate or contravene any provision of any existing law, rule or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction over B.Braun or of the articles of incorporation or by-laws of B.Braun or of any mortgage, indenture, security agreement, contract, license, undertaking or agreement to which B.Braun is a party or by which any of its properties or assets are subject.

                (d) No actions, suits or proceedings before any court or governmental department or agency are pending or, to the best of the knowledge, information and belief of B.Braun, threatened (i) against B. Braun with respect to any of the transactions contemplated by this Agreement or (ii) against or affecting B.Braun or any of its properties or assets that, if adversely determined, could reasonably be expected to have a material adverse effect upon the financial condition of B.Braun or the ability of B.Braun to perform its duties and obligations under this Agreement.

        5.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the parties hereto in Sections 5.1 and 5.2 shall be deemed to be continuing in nature and shall survive the execution, delivery and performance of this Agreement. SECTION 6. INSURANCE, INDEMNIFICATION, TERM, TERMINATION RIGHTS.

        6.1     INSURANCE; INDEMNIFICATION.

                (a) During the Term and for a period of six (6) years after the expiration of the Post-Termination Period, each party shall obtain and/or maintain, at its sole cost and expense, product liability insurance that satisfies the following requirements:

                        (i) the insurance shall name the other party as an additional insured and shall insure the other party against all liability related to the Products (whether the liability arises from a party's own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, but excluding liability for infringement of any third party patent or other intellectual property right;

                        (ii) the insurance shall be in amounts, respectively, that are reasonable and customary in the United States of America for pharmaceutical manufacturing companies of comparable size and activities, but in no event less than [*]; and

                        (iii) Each party shall furnish to the other party certificates evidencing this insurance and shall provide the other party at least thirty (30) days' prior written notice of cancellation or material modification of such insurance, all of which shall be satisfactory, in form and substance, to such party.

                (b) Vyteris hereby indemnifies and agrees to defend and hold B.Braun and BBM AG, and their respective affiliates, officers, directors, agent and employees (individually and collectively, "B.Braun Parties") harmless from and against any and all damages, liabilities, penalties, losses or expenses including, without limitation, legal fees, arising out of or relating to any claims, actions, demands or proceedings asserted by a third party (individually and collectively, a "Claim") which results from or arises out of (i) the breach of any warranty, representation or agreement of Vyteris in this Agreement, (ii) any infringement claims relating to the manufacture, use, marketing, distribution or sale of the Products or the Licensed Property, (iii) the death of, or bodily injury to, any Person on account of the use of any of the Products, excluding, however, those Claims for which B.Braun has provided indemnification under clause (iv) of Section 6.1(c) hereof, or (iv) a product recall or field correction of any Product by any Agency or B.Braun (other than a recall that is due to or results from the manner in which B.Braun markets and sells the Products).

                (c) B.Braun hereby indemnifies and agrees to defend and hold Vyteris, its officers, directors, managers, agents and employees and their successors and assigns (individually and collectively, "Vyteris Parties") harmless from and against any and all damages, liabilities, penalties, losses or expenses including without limitation, legal fees arising out of or relating to any third party Claim resulting from or arising out of (i) the breach of any warranty, representation or agreement of B.Braun in this Agreement including, without limitation, any such breach relating to the marketing, sale or distribution of any Product by B.Braun, (ii) the death of, or bodily injury to, any Person on account of the use of any of the Products resulting from the manner in which B.Braun markets or sells the Products, (iii) a product recall or field correction of any Product by any Agency due to or resulting from the manner in which B.Braun markets, sells or labels the Product; or (iv) the manufacture, use, distribution or sale of the Products manufactured by B.Braun in connection with the efforts undertaken by or on behalf of B.Braun to exploit the license granted by Vyteris to B.Braun under Section 2.1(a)(ii) hereof after the occurrence of a Triggering Event other than (A) Claims that any such manufacture, use distribution or sale of Products and the use of the Licensed Property by B.Braun in connection therewith constitutes an infringement on the patent rights, intellectual property rights or proprietary rights of the claimant or a misappropriation of trade secrets of the claimant, or (B)

Claims resulting from any breach of the representations and warranties made by Vyteris in this Agreement.

                (d) Upon receiving notice of any Claim under this Section 6.1, the indemnified party shall notify the indemnifying party in writing within ten (10) business days following receipt of the notice; PROVIDED, HOWEVER, that the right of an indemnified party to be indemnified hereunder in respect of Claims shall not be adversely affected by a failure to give such notice, unless, and then only to the extent that an indemnified party is materially prejudiced thereby.

                (e) The indemnifying party shall undertake and control the defense thereof by reputable counsel chosen by it, subject to the approval of the indemnified party, which consent shall not be unreasonably withheld or delayed. The indemnified party shall be entitled to retain separate co-counsel at its sole cost and expense and participate in the defense of a claim; PROVIDED, HOWEVER, the indemnifying party shall be responsible for the reasonable cost and expense of counsel to the indemnified party if, in the reasonable opinion of the indemnified party, representation of the interests of both the indemnified party and the indemnifying party could reasonably be expected to create a conflict of interest and written notice thereof is furnished by the indemnified party to the indemnifying party. If any Claim is asserted and the indemnifying party fails to contest and defend such Claim within a reasonable period of time after the indemnified party's notice is given, then the indemnified party may take such reasonable action in connection therewith as the indemnified party deems necessary or desirable, including controlling the defense of such claim, subject to the provisions of Section 6.1(f) hereof, and retaining counsel of its own choosing with the reasonable costs and expenses of such defense being borne by the indemnifying party. The reimbursement for all reasonable costs and expenses incurred by an indemnified party pursuant to this Section 6.1(e) shall be paid as and when incurred within thirty (30) days after receipt of an invoice therefor.

                (f) If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel. The indemnified party shall not settle or compromise such claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. At the request of the indemnifying party, the indemnified party shall settle a Claim; PROVIDED, HOWEVER, that (i) such settlement involves only the payment of monetary damages and no injunctive relief binding on the indemnified party, and such monetary damages are paid by the indemnifying party,
(ii) the indemnified party does not admit any liability, and (iii) the indemnified party is released from all further liability with respect to such Claim.

                (g)     The obligations of the parties hereto under this Section
6.1 shall survive any termination or expiration of this Agreement until the expiration of all applicable statutes of limitation that could apply to any actions, claims, proceedings or demands that could be asserted by a third party.

        6.2     TERM.

                (a) Subject to the terms of Section 6.3 hereof, this Agreement shall commence on the date hereof and shall remain in full force and effect for a term of ten (10) years from the Commercial Start Date (the "Initial Term"). Each party shall notify the other in writing at least twelve (12) months prior to the expiration of the Initial Term of their respective interest, if any, in extending this Agreement beyond the Initial Term. If both parties express interest in extending this Agreement beyond the Initial Term, the parties agree to negotiate in good faith an extension to the Agreement.

                (b) Notwithstanding the provisions of Section 6.2(a) hereof, B.Braun shall have the right, in its sole discretion, to extend this Agreement beyond the Initial Term (an "Extension Period") for an additional term of five
(5) years or such other period as may be agreed to in writing by the parties, on the same terms and conditions as set forth herein by providing written notice to Vyteris prior to the expiration of the Term, so long as B.Braun has purchased Products during the Initial Term in an aggregate amount equal to at least the Minimum Product Purchase Requirements for the Initial Term.

                (c) If for any reason other than as a result of a Default by B.Braun under this Agreement, the Commercial Start Date does not commence on or before August 1, 2006, B.Braun shall have the right, for a period of sixty (60) days thereafter, to terminate this Agreement, without liability or obligation to Vyteris, upon written notice to Vyteris.

        6.3     TERMINATION.

                (a) Notwithstanding the provisions of Section 6.2 hereof, a non?defaulting party shall have the option, in addition to all other legal and equitable rights and remedies available to it hereunder, to terminate this Agreement effective immediately, or upon the expiration of any applicable cure period, in the event of a "Default" by the other party (as defined below) if written notice of the defaulting activity has been given to the party in default.

                (b) The term "Default" shall mean any of the following events:

                        (i) A failure by Vyteris to supply B.Braun with Products pursuant to and in accordance with the provisions of Section
        3.1 hereof that is not cured within thirty (30) days following receipt by Vyteris of written notice from B.Braun of such failure; PROVIDED, HOWEVER, if (A) such failure occurs during the first four (4) years following the Commercial Start Date and results from circumstances beyond the reasonable control of Vyteris and not directly or indirectly as a result of obligations of Vyteris to supply Products to Persons other than B.Braun (an "Excusable Supply Failure"), and (B) Vyteris provides B.Braun with written notice and evidence, in form and substance reasonably satisfactory to B.Braun, that the failure is an Excusable Supply Failure within fifteen (15) days following receipt by Vyteris from B.Braun of such failure (an "Excusable Supply Failure Notice"), then Vyteris shall have the right, which shall be exercised in the notice from Vyteris to B.Braun provided pursuant to this paragraph (B), to extend the thirty (30) day cure period set forth in this Section 6.3(b)(i) in accordance with the following procedure: (1) Vyteris shall furnish to B.Braun a written plan (the "Supply Continuation Plan") within thirty (30) days following B.Braun's receipt of the Excusable Supply Failure Notice setting forth the actions that Vyteris shall take to cure the Excusable Supply Failure as soon as commercially possible following the occurrence of the failure giving rise to the notice from B.Braun to Vyteris under this Section 6.3(b)(i), (2) the

        Supply Continuation Plan shall be subject to the review and approval by B.Braun, which shall not be unreasonably withheld, conditioned or delayed, (3) following B.Braun's review and approval of the Supply Continuation Plan, no amendments, modifications or changes shall be made thereto without the prior written consent and approval of B.Braun, it being understood and agreed that B.Braun shall in good faith consider, but shall have no obligation to approve, any reasonable request by Vyteris for such an amendment, modification or change so long as the rights and interests of B.Braun are not adversely affected thereby, and
        (4) Vyteris shall not be considered in Default under this Section 6.3(b)(i) as a result of the Excusable Supply Failure if the Supply Continuation Plan is approved by B.Braun and Vyteris fulfills all of its supply and related obligations under the Supply Continuation Plan within the time periods provided thereby. Vyteris shall use its best efforts to cure any Excusable Supply Failure. Vyteris shall be considered in Default under this Section 6.3(b)(i) if Vyteris fails to perform any of its obligations under the Supply Continuation Plan in a manner reasonably satisfactory to B.Braun and such failure is not cured by Vyteris to the reasonable satisfaction of B.Braun within fifteen (15) days following receipt by Vyteris of written notice of such failure by B.Braun;

                        (ii)    excluding events covered by clause (i) of this
        Section 6.3(b) above a failure by Vyteris or B.Braun to comply with or perform any material provision of this Agreement or the Securities Purchase Agreements and such failure remains uncured for thirty (30) days following written notice of the defaulting activity from the non-defaulting party to the defaulting party; or

                        (iii) a party is unable to pay its debts as they mature, is the subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in, or its property is subject to, a suit for the appointment of a receiver.

                (c) Vyteris recognizes, acknowledges and agrees that the exclusive license rights granted by Vyteris to B.Braun pursuant to the provisions of Section 2.1(a) hereof, notwithstanding the provisions of Section 2.1(b) hereof, are granted and exist as of this date and may be retained by B.Braun under Section 365(n)(1)(B) of the Bankruptcy Code in the event that Vyteris or a trustee on its behalf elects, and is permitted, to reject this Agreement as an executory contract under Section 365(a) of the Bankruptcy Code.

        6.4     EFFECT OF TERMINATION.

                (a) Subject to the provisions of Sections 6.4(c) and 6.5(a) hereof, upon expiration or termination of this Agreement for whatever reason, B.Braun shall cease use, in any manner or for any purpose, directly or indirectly, of any Trademark used to identify the Products or any marks or symbols deceptively similar thereto, as well as of all Sales Literature, advertising and promotional labeling and materials relative to the Products.

                (b) The expiration or termination of this Agreement shall not affect B.Braun's obligation to pay any amount accruing to Vyteris under the provisions of this Agreement while it was in effect or the obligation of Vyteris to pay any amount accruing to B.Braun under the provisions of this Agreement while it was in effect. Any termination of this

Agreement pursuant to Section 6.3(a) hereof shall not affect the parties' liabilities to each other for breach of this Agreement.

                (c) During the Post-Termination Period, B.Braun shall have the non-exclusive right to continue to purchase the Products at the Purchase Prices and on the other terms and conditions contained in the Agreement for sale by B.Braun to those customers to whom B.Braun had entered into contracts to sell Products prior to the expiration or termination of this Agreement (a "Contracted Customer"). The "Post-Termination Period" shall mean the period that commences on the expiration or termination date of this Agreement and concludes, with respect to sales to each Contracted Customer, on the date that is the first to occur of: (i) the expiration or termination of the contract with such Contracted Customer; or (ii) four (4) years after such expiration or termination date of this Agreement.

        6.5     Triggering Event. [*]

        6.6 CHANGE IN CONTROL TRANSACTION. In the event that Vyteris is a party to a Change in Control Transaction in which Vyteris or the business or assets of Vyteris that is subject to the Change in Control Transaction is acquired or becomes subject to the control, directly or indirectly, of a competitor of B.Braun engaged in the business of developing, manufacturing, marketing or selling medical products or services following the Change in Control Transaction, then at B.Braun's option (which shall be exercised by serving on Vyteris written notice of such exercise of rights), (i) the rights of Vyteris under Sections 2.1(c), 2.1(d), 2.1(e), 2.1(g), 3.2(b)(iii), 3.2(d) and
3.5(e) hereof shall cease and terminate and be of no further force or effect,
(ii) the obligations of B.Braun under Sections 2.1(g), 2.4, 3.2(b)(iii), 3.2(d), and 3.5(e) hereof, shall cease and terminate and be of no further force or effect, (iii) the cure and related rights of Vyteris contained in the proviso to
Section 6.3(b)(i) hereof (including, without limitation, the right of Vyteris to claim an Excusable Supply Failure, issue an Excusable Supply Failure Notice and submit a Supply Continuation Plan in connection with a failure by Vyteris to supply B.Braun with Products pursuant to and in accordance with the provisions of Section 3.1 hereof) shall cease and terminate and be of no further force or effect, (iv) the provisions of this Agreement shall be deemed to be modified and amended to take into account the provisions of this Section 6.6 and (v) at the request of B. Braun, Vyteris shall enter into a modification and amendment to this Agreement to reflect the foregoing, which modification and amendment shall be reasonably satisfactory, in form and substance, to B. Braun and Vyteris.

        SECTION 7. [*] CONFIDENTIALITY, COVENANTS AND MISCELLANEOUS PROVISIONS.

        7.1     [*]

        7.2     CONFIDENTIALITY AND RELATED COVENANTS.

                (a) During the Term and for a period of five (5) years thereafter, each receiving party agrees to hold in confidence, and to refrain from using, distributing, disseminating, or disclosing to others, any Confidential Information of the other party, or from making or causing to be made, or selling or distributing, any product embodying Confidential

Information of the disclosing party, except for the purposes described in this Agreement, as contemplated hereby or as otherwise permitted by the disclosing party.

                (b) Distribution of Confidential Information by the receiving party after receipt thereof shall be limited to those employees of the receiving party who have agreed to keep such information confidential pursuant to the provisions hereof (the "Recipients"). The receiving party shall have the obligation of assuring that its Recipients are aware of the confidential nature of such information and that its Recipients are subject to no less stringent nondisclosure and nonuse obligations with respect to any such Confidential Information. Each receiving party shall be liable to the disclosing party for any failure by its Recipients to adhere to the covenants and restrictions in this Section 7.2.

                (c) The restrictions set forth in this Section 7.2 shall not apply to information that: (i) the receiving party proves was derived from information in the public domain; (ii) becomes a part of the public domain through no fault of the receiving party; (iii) the receiving party proves was in its possession prior to the disclosure of the information by the disclosing party; (iv) the receiving party acquires the information outside of the relationship between the parties to this Agreement from a third party that is under no obligation of confidence to a disclosing party; or (v) is proven to be independently developed by a receiving party.

                (d) In the event that the receiving party becomes legally compelled (such as by order of court, administrative agency or other governmental body) to disclose Confidential Information of the disclosing party, the receiving party shall provide the disclosing party with prompt written notice of such order or obligation, and to the extent possible, an opportunity to seek a protective order or other appropriate means to preserve the confidentiality of the Confidential Information. In the event no such order is issued or no such challenge is undertaken or such challenge is unsuccessful, only that portion of the Confidential Information which is legally required to be disclosed shall be disclosed. The receiving party agrees that such disclosure shall not cause any of the Confidential Information that was not required to be disclosed to fall within any exception set forth in Section 7.2 hereof.

                (e) Notwithstanding anything contained herein to the contrary, the covenants and agreements of the parties hereto contained in this
Section 7.2 shall survive for a period of five (5) years following the termination or expiration of this Agreement.

                (f) The parties hereto expressly agree that a breach of any of the terms and conditions of this Section 7.2 would result in irreparable damage to the non-breaching party and money damages may be an insufficient remedy. Accordingly, in the event of a breach or threatened breach by either party hereto, or by any agent or advisors of either party hereto of any of the provisions of this Section 7.2, and in addition to any other remedy provided herein or by law or in equity, the non-breaching party shall be entitled to appropriate injunctive relief in any court of competent jurisdiction.

        7.3     MISCELLANEOUS.

                (a) Force Majeure. If either party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of a fire, flood, explosion, storm, strike, lockout or other labor trouble, riot, war, terrorist actions, rebellion, or accidents (a "Force Majeure Event"), then, upon written notice by the party liable to perform to the other party, the requirements of this Agreement or such of its provisions as may be affected (excluding, however, any obligation to pay money) and to the extent so affected, shall be suspended during the period of such Force Majeure Event; provided, that the party asserting a Force Majeure Event shall bear the burden of establishing the existence of the Force Majeure Event by clear and convincing evidence, shall use its best efforts to remove the Force Majeure Event, shall continue performance with the utmost dispatch whenever such causes are removed, and shall notify the other party of the Force Majeure Event not more than ten (10) calendar days from the time of the event; PROVIDED, HOWEVER, that the party not asserting the Force Majeure Event shall have the right, upon payment of all sums due and owing under this Agreement, to terminate the Agreement upon written notice to the party asserting force majeure if the Force Majeure Event continues for more than one hundred twenty (120) days.

                (b) Notices. All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by commercial services such as messengers and airfreight forwarders), by electronic means (such as by electronic mail, telex or facsimile transmission) or by mail sent registered or certified mail, postage prepaid at the following addresses (or to such other address of a party designated in writing by such party to the others):

       Vyteris:

                        Vyteris Inc.
                        13-01 Pollitt Drive
                        Fair Lawn, NJ  07410
                        Attn:  PresidentE-mail:

                        Lowenstein Sandler, P.C.
                        65 Livingston Avenue
                        Roseland, N.J.  07068
                        Attn:  Peter H. Ehrenberg, Esquire

        B.Braun:

                        B.Braun Medical Inc.
                        824 Twelfth Avenue
                        Bethlehem, PA  18018-0027
                        Attn:  General Counsel
                        E-mail:  charles.dinardo@bbmus.com

All notices given by electronic means shall be confirmed by delivering to the party entitled thereto a copy of said notice by certified or registered mail, postage prepaid, return receipt requested. All written notices shall be deemed delivered and properly received upon the earlier of two (2) days after mailing the confirmation notice or upon actual receipt of the notice provided by personal delivery or electronic means.

                (c) Subject Headings. The subject headings of the paragraphs of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

                (d) Amendments. Except as otherwise specified herein, no supplement, modification or amendment of any term, provision or condition of this Agreement (including this Section) shall be binding or enforceable unless evidenced in a writing executed by the parties hereto.

                (e) Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto, relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

                (f) Successors and Assigns. Neither party hereto may assign either this Agreement or any of its rights hereunder without the written consent of the other party hereto first obtained (which consent shall not be unreasonably withheld) and any attempted assignment without such written consent shall be void and confer no rights upon any third party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns. Notwithstanding the foregoing, (i) B.Braun shall have the right, upon advance notice to but without any requirement to obtain the consent of Vyteris, to assign and delegate its rights and obligations under this Agreement to a United States-based Affiliate of B.Braun, and (ii) subject to
Section 6.6 hereof, either party may assign and delegate its duties under this Agreement, upon advance notice to but without any requirement to obtain the consent of the other party, to a purchaser or successor-in-interest to its business in connection with a merger, consolidation or sale of all or substantially all of such party's assets.

                (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                (h) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with and subject to the law of the Commonwealth of Pennsylvania without regard to conflict of laws principles.

                (i) Disputes/Cure/Arbitration. The parties shall attempt in good faith to resolve any controversy or claims arising out of or relating to this Agreement or any breach hereof promptly through negotiations between their senior executives who have authority to settle the same. If the matter is not resolved through negotiation within sixty
(60) days of notice by a party to the others of the controversy or claim, the parties shall attempt in good faith to resolve the controversy or claim through a non-binding mediation in Philadelphia County, Pennsylvania, under the Commercial Mediation Rules of the American Arbitration Association. If the matter is not resolved through mediation within sixty (60) days of initiation of such procedure, or if any party fails or refuses to participate in the mediation, the controversy or claim shall be finally settled by binding arbitration to be conducted as follows:

                        (i) The arbitration shall be conducted in Philadelphia County, Pennsylvania, in accordance with the Commercial Arbitration Rules and Supplementary Procedures for International Commercial Arbitration of the American Arbitration Association. Process may be served in the manner in which notices may be given as provided in
        Section 7.3(b) hereof.

                        (ii) There shall be three (3) arbitrators who shall be selected by agreement of the parties, or failing agreement on the selection; they shall be selected in the manner determined by the American Arbitration Association.

                        (iii) The arbitration panel shall determine the matters in controversy in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws thereof. Any award in such arbitration shall be final and binding upon the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any award shall be promptly payable in Dollars ($).

                (j) Custom. The parties to this Agreement shall have the right at all times to enforce the provisions contained in this Agreement, and in all other agreements and documents required or provided for herein, in strict accordance with the terms thereof, notwithstanding any custom or practice in the area or any conduct or continuing conduct on the part of either party hereto to the contrary unless expressly agreed to in writing. The failure of either party hereto, at any time or from time to time, to enforce any of its rights under any provision herein, strictly in accordance with the same, shall not be construed as varying the terms hereof, in any way or manner, contrary to the specific provisions of this Agreement or be construed as modifying or waiving such provision.

                (k) Relationship of Parties. The relationship between Vyteris and B.Braun as established by this Agreement is that of independent contractors. As such, subject to the provisions of this Agreement, Vyteris and B.Braun each will conduct their respective business at their own initiative, responsibility and expense, and each will have no authority to incur any obligation on behalf of the other.

                (l) Confidentiality. In addition to the covenants set forth in Section 7.2 hereof, the parties hereto agree that the existence, terms and conditions of this Agreement are confidential and shall not be disclosed by any party hereto to any other Person without the prior written consent of the disclosing party first obtained except that the receiving party shall have the right to disclose such information to professional advisors, lenders, financial advisors, potential investors or acquirers, any potential suppliers or other vendors to whom such disclosure is reasonably necessary for the purpose of establishing creditworthiness, obtaining advice or such other purposes as may be necessary and proper, of the receiving party provided such parties are aware of the confidential nature of such information and agree to keep such information confidential to the same extent as required of the receiving party hereunder; PROVIDED, HOWEVER, a party (a "Disclosing Party") shall provide the other party advance written notice of any disclosure of the other party's confidential information to be made by the Disclosing Party pursuant hereto and, upon the other party's request after a determination by the other party that such disclosure could adversely affect its business interests, shall require the recipient of any such information to enter into a standard and customary confidentiality agreement containing terms and conditions which are reasonably acceptable to the other party. Neither party shall issue any press release or public statement regarding this Agreement or the subject matter hereof without the prior written approval of the other party, which shall not be unreasonably withheld, conditioned or delayed.

                (m) Reformation/Severability. If any provision of this Agreement (including, without limitation, the covenants and agreements set forth in Section 7.2 hereof) is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

                (n) Limitation of Liability. EXCEPT AS OTHERWISE SET FORTH IN SECTION 6.1 (b) and (c) HEREOF, ABSENT A WILLFUL OR INTENTIONAL BREACH OF THIS AGREEMENT, NEITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES INCLUDING WITHOUT LIMITATION, LOST BUSINESS, PROFITS OR DAMAGES ARISING FROM OR CONNECTED WITH LOST, DAMAGED OR ALTERED DATA OR LOSS OF GOODWILL.

                (o) Schedules/Exhibits. The following Schedules and Exhibits (as attached hereto and as and when amended) are incorporated into, and are an integral part of, this Agreement:

Exhibit 1.2(A)     Development Plan

Exhibit 1.2(B)     Knowledge of Vyteris

Exhibit 1.2(C)     Description of License Rights

Exhibit 1.2(D)     Marketing Plan

Exhibit 1.2(E)     Minimum Product Purchase Requirements (Foreign Territory)

Exhibit 1.2(E-1)   Minimum Product Purchase Requirements (USA Territory)

Exhibit 1.2(E-2)   Minimum Product Purchase Requirements required to extend Term

Exhibit 1.2(F)     Patent Rights

Exhibit 1.2(G)     Pricing Schedule

Exhibit 1.2(H)     Product Description

Exhibit 1.2(I)     Specifications

Exhibit 1.2(J)     Trademarks

Exhibit 1.2(K)     Vyteris Revenue Share Percentage

Exhibit 2.1        Sub-Markets

Exhibit 3.1        Capacity Plan

Exhibit 3.2        Samples

Exhibit 3.5(e)     Minimum Average Selling Price

Exhibit 3.6        Form of Certificate of Analysis

Exhibit 3.8        Pre-Approval Inspection Plan

Exhibit 5.1(d)     Permitted Encumbrance

Exhibit 5.1(e)     Agreement with Holder(s) of Permitted Encumbrance

Exhibit 5.1(h)     Pending Patent Rights Proceedings

Exhibit 5.1(l)     Exceptions to PPM

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written by persons duly authorized.

                                    VYTERIS, INC.


                                    By: /s/ Vince Decaprio
                                       -----------------------------------------
                                       Name:  Vince DeCaprio
                                       Title: President


                                    B. B.BRAUN MEDICAL INC.


                                    By:  Brad Lane
                                       -----------------------------------------
                                       Name:  Brad Lane
                                       Title: Director of Marketing,
                                              Pain Control

                                 EXHIBIT 1.2(A)

                                DEVELOPMENT PLAN

The plan outlined below represents target dates as of the Agreement date. Incremental changes to the plan are expected and will be communicated in a timely manner to both parties.

[*]

                                 EXHIBIT 1.2(B)

All individuals identified as being part of the management of Vyteris in the PPM, as follows:

        Vincent DeCaprio, Ph.D.            Vice Chairman, President

        Michael McGuinness                 Chief Financial Officer and Treasurer

        James Garrison                     Vice President, Business Development

        George Baskinger                   Manager of Regulatory Compliance and
                                           Quality Management

        Donald Farley                      Chairman of the Board

                                 EXHIBIT 1.2(C)

                          DESCRIPTION OF LICENSE RIGHTS

mark rights, service names and service name rights, brand names and brand name rights. inventions, processes, formulae, copyrights and copyright rights, trade dress, product names, logos, slogans, designs, trade secrets, know how, industrial models, proprietary data. methodologies, computer programs and software (including all source codes but excluding shrink-wrapped software) and related 'documentation, technical information, manufacturing, engineering and technical drawings, know-how, inventions, works of authorship, and all pending applications for and registrations of patents, trademarks, service marks and copyrights, now owned or licensed by Becton and developed in respect of the Becton Iontophoresis R&D Program (including all intellectual property listed on Schedule 3.06 hereto), including all forms (e.g., electronic media, computer disks) in which such items are recorded; provided, however, that "Transferred Intellectual Property" shall not include any intellectual property licensed to NEWCO pursuant to Section 2.01(c)(ii) hereof.

(aaa) "Transitional Services Agreement" means the agreement to facilitate the orderly transfer of Iontophoresis Systems to NEWCO to be entered into by Becton and NEWCO substantially in the form of Exhibit G hereto, as such may be amended from time to time.

(bbb) "Upfront Payment" means a cash payment received by NEWCO in connection with the execution of any agreement relating to the commercial development, promotion, manufacture, marketing, sale or distribution of any lontophoresis Product that is designated as pre-paid royalties, including payments that either
(i) may later be credited against royalties due to NEWCO on net sales of such Iontophoresis Product pursuant to such agreement or (ii) are intended to be a lump-sum payment in lieu of royalties that would otherwise be payable to NEWCO on sales of such Iontophoresis Product pursuant to such agreement; provided, however, that "Upfront Payment" shall not include research grants or contract research fees received by NEWCO.

(ccc) "VMA Plan" has the meaning set forth in Section 8.09 hereof, substantially in the form of Exhibit H hereto.

(ddd) "WARN" means the Worker Adjustment Retraining and Notification Act, as amended.

2.      TRANSACTIONS AND CLOSING.

2.01. Terms of Contemplated Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree that immediately prior to (in respect to clause (a) below) or at the time of (in respect to clauses (b) through (g) below) the Closing:

(a) NEWCO shall have filed Certificates of Designations with the Secretary of State of the State of Delaware establishing the terms of (i) the Series A Preferred Stock substantially in the form of Exhibit I-1 hereto and (ii) the Series B Preferred Stock (as defined in Section 4.08 hereof) substantially in the form of Exhibit I-2 hereto;

(b) Becton shall convey, transfer and deliver to NEWCO the Contributed Assets, free and clear of all Liens (other than Permitted Liens), and NEWCO will assume and agree to pay, perform and/or discharge the Assumed Liabilities;

(c)     (i)     Becton shall assign to NEWCO all direct or indirect right, title and interest of Becton in, to and under the Transferred Intellectual Property pursuant to the Intellectual Property Assignments, free and clear of all Liens (other than Permitted Liens), and, subject to Sections 6.01 and 6.02 hereof, NEWCO and Becton hereby agree that NEWCO grants to Becton a perpetual, worldwide, royalty free, fully-paid, non-exclusive right and license to the Transferred Intellectual Property solely to make, have made, offer for sale, sell, use and import any products or systems other than Iontophoresis Systems. This license granted pursuant to this Section 2.01(c)(i) shall be assignable and transferable only in the event of: (A) the transfer or sale of Becton's business to which such license pertains, (B) Becton's merger or consolidation with or acquisition by another Person or (C) the transfer or sale to a wholly-owned subsidiary.

        (ii) Effective immediately after Closing, Becton shall grant to NEWCO a perpetual, worldwide, exclusive right and license to the intellectual property identified on Schedule 2.01(c)(ii) hereto, as well as under any corresponding foreign patents and applications claiming priority thereto, solely to make, have made, offer for sale, sell, use and import Iontophoresis Systems. No royalty in addition to the Royalties provided under Section 8.05 hereof shall be charged to NEWCO for the right and license granted under this Section 2.01(c)(ii). The license granted pursuant to this Section 2.01(c)(ii) shall be assignable and transferable only in the event of (A) the transfer or sale of NEWCO's business to which such license pertains, (B) NEWCO's merger or consolidation with or acquisition by another Person or (C) the transfer or sale to a wholly-owned subsidiary.

        (iii) In connection with the transactions described in Sections 2.01(c)(i) and (ii) hereof, NEWCO shall agree to make the Royalty payments to Becton pursuant to, and in accordance with, Section 8.05 hereof.

(d) Spencer Trask Specialty Group and/or its Affiliates shall provide at least $9,000,000 in cash to NEWCO in exchange for the issuance by NEWCO of 3,000,000 restricted shares of Series B Preferred Stock and 6,000,000 restricted shares of Common Stock, which shares shall, upon issuance, be duly authorized, fully paid and non-assessable shares of the capital stock of NEWCO;

(e) In exchange for the conveyance, transfer, delivery and assignment of the Contributed Assets contemplated by Section 2.01(b) hereof, NEWCO shall issue 333,333 restricted shares of Series A Preferred Stock and 666,667 restricted shares of Common

Stock to Becton, which shares shall, upon issuance, be duly authorized, fully paid and non-assessable shares of the capital stock of NEWCO;

(f) Becton and NEWCO shall execute and deliver the Sublease and the Transitional Services Agreement; and

(g) NEWCO, Becton, Spencer Trask Specialty Group and any other holder(s) of NEWCO capital stock shall execute and deliver the Stockholders Agreement.

2.02. Closing. The closing (the "Closing") of the Contemplated Transactions will take place at the offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, 45th Floor, New York, New York 10020, on November 10, 2000, or on such other date and at such

                              SCHEDULE 2.01(C)(II)

                                LICENSE TO NEWCO



                                       [*]

1 Becton Drive
Franklin Lakes, New Jersey D7417 td: 201.847.6800 www.bd.com

March 19, 2002

Indispensable to
James M. Garrison, VP, Business Development
13-01 Pollitt Drive
Fair Lawn, New Jersey 07410

Re: BDTS - Drug Delivery Technologies Dear Jim:

        In accordance with your discussion earlier today with Allen Wark, this letter will clarify and confirm the fact that the license granted under Paragraph 2.01(c)(ii) of the Transaction Agreement among Becton, Dickinson and Company ("BD"), Spencer Trask Specialty Group, LLC, Spencer Trask Ventures, Inc. and Drug Delivery Technologies, Inc., now known as Vyteris, Inc. ("Vyteris") dated November 10, 2000, includes the right to grant sublicenses to Vyteris' customers to offer for sale, sell, use or import lontophoresis Systems made by or for Vyteris.

Please do not hesitate to contact me if you have any questions.

                                     Very truly yours,


                                     /s/ David Highet, Esq.
                                     ----------------------
                                     David W. Highet, Esq.
                                     Vice President and Chief Intellectual
                                     Property Counsel St (201) 847-5317
                                     (201) 848-9228
                                     AW W\Doc#51334
                                     Becton. Dickinson and Company

                                 EXHIBIT 1.2(D)

                                 MARKETING PLAN



                                       [*]

                                 EXHIBIT 1.2(E)

            Minimum Product Purchase Requirements (Foreign Territory)

The Minimum Product Purchase Requirements for the Foreign Territory shall be established pursuant to and in accordance with the provisions of this Exhibit "1.2(E)." During the sixty (60) day period following the expiration of the second Contract Year, the parties shall negotiate in good faith the amount of the Minimum Product Purchase Requirements for the Foreign Territory for one or more Contract Years. Any agreement reached by the parties with respect thereto shall be reduced to writing and incorporated into this Agreement as an amended and restated Exhibit "1.2(E)." If, however, the parties are unable to agree upon the amount of the Minimum Product Purchase Requirements for the Foreign Territory for a given Contract Year within such sixty (60) day period, either party shall have the right, upon written notice to the other party, to submit the matter to [IMS, Inc.] or any successor entity ("IMS") for determination, in which event (i) IMS shall determine the Minimum Product Purchase Requirements for the next succeeding Contract Year as soon as possible following such submission based upon and determined by reference to such factors as IMS shall deem relevant, (ii) the determination by IMS pursuant thereto shall be final and binding upon the parties, and (iii) each of Vyteris and B.Braun shall pay one-half of any costs or fees charged by IMS in connection with the foregoing.

Notwithstanding anything contained herein to the contrary, no further amendments, modifications, adjustments or changes shall be made to the volume of Product purchases representing the Minimum Product Purchase Requirements for the foreign Territory in effect at the time of the occurrence of a Change in Control Transaction described in Section 6.6 hereof; it being understood and agreed that such volume of Product purchases shall constitute the Minimum Product Purchase Requirements for the Foreign Territory following such Change in Control Transaction without any further changes thereto.

                                EXHIBIT 1.2(E-1)
              MINIMUM PRODUCT PURCHASE REQUIREMENTS (USA TERRITORY)

The following is the minimum number of units of iontophoretic patch Products required to be ordered by B. Braun during the first Four Contract Years to maintain exclusivity in accordance with Section 3.1(f) of the Agreement.

[*]

For the fifth and subsequent Contract Years, the parties shall commence good-faith negotiations of the Minimum Product Purchase Requirement for the USA Territory at least six (6) months in advance of each Contract Year. If B. Braun and Vyteris are unable to agree upon the Minimum Product Purchase Requirements for the USA Territory within sixty (60) days prior to the commencement of such Contract Year, either party shall have the right to submit the matter to binding arbitration in which a single arbitrator having sufficient industry experience and qualifications and reasonably satisfactory to B.Braun and Vyteris, shall be authorized and directed to determine the Minimum Product Purchase Requirement for such Contract Year. Such determination by the arbitrator shall be based upon such factors that the arbitrator deems relevant in connection therewith including, without limitation, the market for the Products in the USA Territory, B.Braun's current sales in the USA Territory, and the competitive or alternative products available in the USA Territory. If B. Braun and Vyteris are unable to agree upon a mutually satisfactory arbitrator to resolve their disagreement, such arbitrator shall be selected pursuant to and in accordance with the procedures established by the American Arbitration Association.

Notwithstanding anything contained herein to the contrary, no further amendments, modifications, adjustments or changes shall be made to the volume of Product purchases representing the Minimum Product Purchase Requirements for the USA Territory in effect at the time of the occurrence of a Change in Control Transaction described in Section 6.6 hereof; it being understood and agreed that such volume of Product purchases shall constitute the Minimum Product Purchase Requirements for the USA Territory following such Change in Control Transaction without any further changes thereto.

                                EXHIBIT 1.2(E-2)

                      MINIMUM PRODUCT PURCHASE REQUIREMENTS

                             Required to Extend Term

                                       [*]

                                 EXHIBIT 1.2(F)

                                  PATENT RIGHTS


U.S. Patent No. 6,377,847 - Iontophoretic Drug Delivery Device and Reservoir and Method of Making Same. (Expiration Date: April 23, 2020)

U.S. Patent No. 5,246,418 - Iontophoresis System Having Features For Reducing Skin Irritation (Expiration Date: September 21, 2013)

U.S. Patent No. 5,873,850 -- Locking and Disfiguring Mechanism for an Iontophoretic System (Expiration Date: February 23, 2019)

U.S. Patent No. 6,402,732 - Iontophoretic Drug Delivery Device Having High Efficiency DC to DC Energy Conversion Circuit (Expiration Date: June 11, 2020)

U.S. Patent No. 6,385,488 - Circuits for Increasing the Reliability of an Iontophoretic System (Expiration Date: May 20, 2019)


                            U.S. Patent Applications
[*]

                              Foreign Patent Rights

DE       Patent No. P69225387.4 - Iontophoresis System Having Features For
Reducing Skin Irritation

FR       Patent No. EP (FR) 0 547 482 - Iontophoresis System Having Features For
Reducing Skin Irritation

GB       Patent No. EP (GB) 0 547 482 - Iontophoresis System Having Features For
Reducing Skin Irritation

IT       Patent No. 49781/BE/98 - Iontophoresis System Having Features For
Reducing Skin Irritation

JP       Patent No. 2026059 - Iontophoresis System Having Features For Reducing
Skin Irritation

                           Foreign Patent Applications


[*]

                                 EXHIBIT 1.2(G)

                                PRICING SCHEDULE
Lidocaine Patches:

[*]

(1) The Purchase Prices for the iontophoretic patch Products are reflected on an aggregate cumulative basis such that upon the purchase by B.Braun during any Contract Year of that unit that represents the first unit of a subsequent Purchase Price traunche each unit thereafter will be purchased at the Purchase Price reflected in such traunche. For example, if prior to the commencement of the third Contract Year, B.Braun has purchased since the Commercial Start Date in the aggregate [*] Products, the first unit purchased by B.Braun in Contract Year 3 shall be at a Purchase Price of [*].

The Purchase Prices for the controller and component Products shall equal the lesser of: (a) the Purchase Prices set forth in the chart below, or (b) the actual price at which Vyteris purchases the controller and component Products from a third party or the actual manufacturing costs incurred by Vyteris in connection with the manufactures of the controller and component Products, as the case may be.

------------------------------------ -------------------------------------------
Contract Year                         Purchase Price
------------------------------------ -------------------------------------------
First and Second Contract Year        [*]
------------------------------------ -------------------------------------------

If B. Braun and Vyteris are unable to agree upon the Purchase Prices for the iontophoretic patch and controller and component Products after the expiration of the relevant periods set forth above, either party shall have the right to submit the matter to binding arbitration in which a single arbitrator having sufficient industry experience and qualifications and reasonably satisfactory to B.Braun and Vyteris, shall be authorized and directed to determine the Purchase Prices for the next two succeeding Contract Year. Such determination by the arbitrator shall be based upon the price at which B.Braun is selling the Products to end user customers in the Territory and the B.Braun Revenue Share Percentage in effect at such time with the objective of establishing a Purchase Price that would not require Vyteris to remit amounts to B.Braun under the revenue share provisions of Section 3.5(a) of the Agreement. If B. Braun and Vyteris are unable to agree upon a mutually satisfactory arbitrator to resolve their disagreement, such arbitrator shall be selected pursuant to and in accordance with the procedures established by the American Arbitration Association.

                                 EXHIBIT 1.2(H)

                               PRODUCT DESCRIPTION

[*]

Iontophoresis is based on the principle that a soluble salt or drug can be transported across the skin barrier as a part of an electric current induced in the skin. The quantity and distribution of delivered drug(s) is dependent on the ion charge, molecular weight, intensity of the electric current, concentration of the drug(s), and duration of current. [*] In most iontophoretic systems, iontophoresis is measured as total charge delivered in milliampere-minutes (mA-min) units.

[*]

The Northstar Patch is for one use only and disposable. The patch contains drug and return reservoirs. [*]

[*]

                                 EXHIBIT 1.2(I)

                                 SPECIFICATIONS



[*]

                                 EXHIBIT 1.2(J)
                                   TRADEMARKS


        Word mark "VYTERIS" -- application filed February 15th 2001
        Serial Number 76\211,577
        Published for Opposition July 23, 2002
        Goods and Services: Drug delivery devices namely iontophoretic drug delivery devices, electroosmotic drug delivery devices; electrotransport drug delivery devices; passive drug delivery devices; drug delivery devices in the nature of transdermal drug delivery devices and associated products in the nature of medical patches, dose-control devices, drug delivery electrodes, drug reservoirs, drug delivery controllers, and apparatus for generating an electric current for delivery of drugs through the skin

        Also filed for in Canada,  Europe, and Japan



        Logo  --  Application filed June 20th, 2001
        Serial Number 76\274,067
        Goods and Services: Drug delivery devices namely iontophoretic drug delivery devices, electroosmotic drug delivery devices; electrotransport drug delivery devices; passive drug delivery devices; drug delivery devices in the nature of transdermal drug delivery devices and associated products in the nature of medical patches, dose-control devices, drug delivery electrodes, drug reservoirs, drug delivery controllers, and apparatus for generating an electric current for delivery of drugs through the skin

                                 EXHIBIT 1.2(K)
                        VYTERIS REVENUE SHARE PERCENTAGE

1. The Vyteris Revenue Share Percentage shall be equal to [*] for Net Sales of Vyteris countries that are part of the Foreign Territory in which B.Braun has not engaged in Minimum Distribution Efforts.

2. For Net Sales of Vyteris in Sub Markets or Primary Foreign Territory Markets in which B.Braun has engaged in Minimum Distribution Efforts, the Vyteris Revenue Share Percentage shall be determined by mutual agreement of the parties prior to or when Vyteris begins marketing, selling and distributing Products. If, however, the parties are unable to agree upon the Vyteris Revenue Share Percentage hereunder, either party shall have the right to submit the matter to binding arbitration pursuant to and in accordance with the provisions of Section 7.3(i) of this Agreement, under which the arbitrators shall determine the Vyteris Revenue Share Percentage so as to ensure Vyteris a reasonable return on investment under the circumstances. Such determination by the arbitrators shall be based upon such factors that the arbitrators deem appropriate including, without limitation, the current market share of B.Braun in the applicable country, the number of years that B.Braun has been marketing and selling the Products in the country, the total sales by B.Braun of the Products, and the expenses incurred by B.Braun in connection with the selling, marketing and distribution of the Products.

                                   EXHIBIT 2.1
                                   SUB-MARKETS



                                       [*]

                                   EXHIBIT 3.1
                                  CAPACITY PLAN



                                       [*]

                                   EXHIBIT 3.2
                                     SAMPLES


Sample Quantities

Vyteris will provide B.Braun at Vyteris's expense the initial sampling quantity of [*], no sooner than one month before anticipated Commercial Start Date.

                                 EXHIBIT 3.5(E)
                          MINIMUM AVERAGE SELLING PRICE



                                       [*]


B.Braun hereby agrees to consult with Vyteris prior to implementing pricing program that would result in the establishment of pricing parameters that are less than the Projected Selling Price set forth above.

If B. Braun and Vyteris are unable to agree upon the Minimum Average Selling Price for the iontophoretic patch Products after the sale by B.Braun of [*] Products, either party shall have the right to submit the matter to binding arbitration in which a single arbitrator having sufficient industry experience and qualifications and reasonably satisfactory to B.Braun and Vyteris, shall be authorized and directed to determine the Minimum Average Selling Pice for the next two succeeding Contract Year. Such determination by the arbitrator shall be based upon the price at which B.Braun is selling the iontophorectic patch Products to end user customers, the expenses incurred by B.Braun in marketing, distributing and selling the Products, the B.Braun Revenue Share Percentage currently in effect and the actual manufacturing costs incurred by Vyteris in manufacturing the iontophorectic patch Products. If B. Braun and Vyteris are unable to agree upon a mutually satisfactory arbitrator to resolve their disagreement, such arbitrator shall be selected pursuant to and in accordance with the procedures established by the American Arbitration Association.

                                   EXHIBIT 3.6
                         FORM OF CERTIFICATE OF ANALYSIS

Subject to the consent of Vyteris, which consent shall not be unreasonably withheld, B. Braun shall have the right to modify the form of Certificate of Analysis to conform the Certificate of Analysis with the Specification and the NDA.

                                   EXHIBIT 3.8
                          PRE-APPROVAL INSPECTION PLAN

The plan outlined below represents target dates as of the agreement date. Incremental changes to the plan are expected and will be communicated in a timely manner to both parties



                                       [*]

                                 EXHIBIT 5.1(D)
                      DESCRIPTION OF PERMITTED ENCUMBRANCE

Pursuant to an Intellectual Property Security Agreement, dated November 21, 2001, by and between Vyteris, Inc. (the "Company") and Spencer Trask Specialty Group, LLC and The Donald F. Farley Inter Vivos Trust (collectively, the "Lenders"), as the same has been and may be amended from time to time, the Company granted a security interest in the Company property described below in order to secure the timely payment, performance and satisfaction of loans made by the Lenders to the Company: all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, and any license agreements with any other party, whether the Company is a licensee or licensor thereunder, in each case as owned or existing as of the date of the above-described Intellectual Property Security Agreement, or thereafter acquired or arising.

                                 EXHIBIT 5.1(E)
  AGREEMENT WITH HOLDER(S) OF PERMITTED ENCUMBRANCE ACKNOWLEDGING THE PERMITTED ENCUMBRANCE IS UNDER AND SUBJECT TO THE PROVISIONS AND RIGHTS OF B.BRAUN UNDER
                                 THIS AGREEMENT.

        To:      B. Braun Medical Inc.

        From:    Spencer Trask Specialty Group, LLC

                 The Donald F. Farley Inter Vivos Trust

        Date:    September __, 2002

        Re:      License, Development and Distribution Agreement

        Spencer Trask Specialty Group, LLC, and The Donald F. Farley Inter Vivos Trust (collectively, the "Lenders") are parties to an Intellectual Property Security Agreement (the "Security Agreement"), dated as of November 21, 2001, as amended, with Vyteris, Inc. (the "Company"), whereby the Company granted (and shall continue to grant) a security interest in all Company trademarks, patents and intellectual property licenses to secure the repayment of loans made by the Lenders to the Company from time to time. A true, correct and complete copy of the Security Agreement is attached hereto as Exhibit "A" and made a part hereof.

        The Lenders recognize that pursuant to the License, Development and Distribution Agreement (the "License Agreement"), dated September __, 2002, by and between the Company and B. Braun Medical Inc. ("BBMI"), inter alia, the Company is granting to BBMI certain exclusive worldwide distribution rights and certain exclusive worldwide license rights with respect to a transdermal lidocaine delivery system and other intellectual property rights more fully described therein (collectively referred to herein as the "System"). The Lenders further recognize that, subject to the terms and conditions of the License Agreement, if the Company becomes unable to manufacture the System, BBMI has certain rights to manufacture or have manufactured that System so long as it continues to meet its revenue sharing obligations (pursuant to the License Agreement) to the Company or its successor(s) or assign(s). The Lenders acknowledge that they have reviewed and approved the Company's execution and delivery of, and performance under, the License Agreement notwithstanding any provision contained in the Security Agreement or any promissory note, loan agreement or other agreement, document or instrument executed by the Company in favor of the Lenders (or either of them) in connection with the credit transactions described in the Security Agreement or any other transaction (collectively, the "Loan Documents").

        The Lenders hereby agree not to cause the Company (or its successor(s) or assign(s)) to reject to the License Agreement nor to exercise their rights, or take any action, under the Security Agreement or any other Loan Document, in such a way that would interfere, impair, defeat or diminish, in any manner or respect, BBMI's ability under the License Agreement to manufacture, distribute, market or sell (or to have manufactured, distributed, marketed and sold) the System in accordance with the terms of the License Agreement or exercise any other rights under and pursuant to the License Agreement.

        The Lenders recognize and acknowledge that BBMI would not enter into the License Agreement or any related transaction described therein with the Company unless the Lenders provided to BBMI the acknowledgments and agreements herein. BBMI is relying upon the undisturbed and uninterrupted possession of the rights and interests granted to it by the Company under the License Agreement. In that regard, the Lenders covenant and agree to (i) take, or cause to be taken, any further action (including, without limitation, executing and delivering agreements, documents and instruments) that BBMI may reasonably request from time to time to further evidence and confirm the acknowledgments and agreements of the Lenders herein and (ii) provide BBMI with prompt written notice of any default by the Company under the Loan Documents (unless the default is waived by the Lenders).

        The Lenders jointly and severally represent and warrant to BBMI that:
(i) this letter agreement constitutes the valid and binding obligation of the Lenders, legally enforceable against it in accordance with its terms; and (ii) the execution and delivery of, and performance under, this letter agreement will not violate any contract, agreement or arrangement to which either Lender is a party or by which either Lender is bound. The Lenders have executed and delivered this letter agreement intending to be legally bound.

Agreed to as of the date first set forth above:

Spencer Trask Specialty Group, LLC          The Donald F. Farley Inter Vivos Trust


By:  /s/ [Signature of Authorized Person]   By:  /s/ [Signature of Authorized Person]
   --------------------------------------      --------------------------------------
Name:    [Authorized Person]                Name: [Authorized Person]
Title:   NonMember Manager                  Title: Grantor

                                 EXHIBIT 5.1(H)
                        PENDING PATENT RIGHTS PROCEEDINGS


Since the date of the Private Placement Memorandum "PPM", we have experienced results in most of our European (EP) and Japanese (JP) patent challenges. As of the date of this Agreement, we have resolved seven of the nine patent oppositions listed in the "PPM."

---------------------------- -------------------------- -------------------------- --------------------------
Opposition Filing Date       PATENT TITLE               PATENT NUMBER              STATUS
---------------------------- -------------------------- -------------------------- --------------------------
1999                         Iontophoresis System       EP 0 547 482               Still Pending
                             Having Features for
                             Reducing Skin Irritation
---------------------------- -------------------------- -------------------------- --------------------------
2000                         Improved Iontophoretic     EP 0 783 346               Preliminary ruling in
                             Drug Delivery Device                                  favor of Vyteris
---------------------------- -------------------------- -------------------------- --------------------------
2000                         Molecules for              EP 0 552 878               Resolved-Process deemed
                             Iontophoretic Delivery                                unpatentable
---------------------------- -------------------------- -------------------------- --------------------------
1992                         Apparatus of               EP 0 185 520               Resolved-ruling in favor
                             Iontophoretic Delivery                                of Vyteris
---------------------------- -------------------------- -------------------------- --------------------------
1995                         Iontophoretic Drug         EP 0 522 092               Resolved-Alza appeal
                             Delivery  System with Two                             dismissed; ruling in
                             Stage Delivery Profile                                favor of Vyteris
---------------------------- -------------------------- -------------------------- --------------------------
1995                         Iontophoretic Delivery     EP 0 528 789               Resolved-Alza Patent
                             Devices Utilizing                                     claims deems
                             Selectively Permeable                                 unpatentable
                             Membranes on the Basis
                             of Either Size or Change
                             of the Permeation Species
---------------------------- -------------------------- -------------------------- --------------------------
1997                         Molecules for              JP 2,506,543               Resolved-certain claims
                             Iontophoretic Delivery                                issued to Vyteris
---------------------------- -------------------------- -------------------------- --------------------------
1997                         User Activated             JP 2,542,792               Resolved-certain claims
                             Iontophoretic Device                                  issued to Vyteris
---------------------------- -------------------------- -------------------------- --------------------------
1998                         User activated             EP 0 586 666               Resolved-ruling in favor
                             Iontophoretic Device                                  of Vyteris
---------------------------- -------------------------- -------------------------- --------------------------

                                 EXHIBIT 5.1(L)

                                EXCEPTIONS TO PPM



                                       [*]